UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

(Amendment No.    )
Filed by the Registrant ☒
Filed by a Party other than the Registrant  ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
SOLARIS ENERGY INFRASTRUCTURE, INC.

(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

SOLARIS ENERGY INFRASTRUCTURE, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
The Stockholders of Solaris Energy Infrastructure, Inc.:
Notice is hereby given that the 2026 Annual Meeting of Stockholders (the “Annual Meeting”) of Solaris Energy Infrastructure, Inc. (the “Company”) will be held on Friday, May 15, 2026, at 9:00 a.m. local time, at Solaris Energy Infrastructure, Inc., 9651 Katy Freeway, Suite 300, Houston, Texas 77024.
The Annual Meeting will be held for the following purposes:
1.	To elect three Class III Directors, the names of whom are set forth in the accompanying proxy statement, to serve until the 2029 Annual Meeting of Stockholders.
2.	To ratify the appointment of BDO USA, P.C. as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2026.
3.	Advisory, non-binding vote to approve the compensation of the Company’s Named Executive Officers for the year ended December 31, 2025.
4.	To transact such other business as may properly be brought before the Annual Meeting.
Stockholders of record at the close of business on March 20, 2026 are the only stockholders entitled to notice of, and to vote at, the Annual Meeting. This list of stockholders will also be available for inspection at the Annual Meeting and may be inspected by any stockholder for any purpose germane to the Annual Meeting. If you would like to inspect the stockholder list, please call our Investor Relations department at (281) 501-3070.
It is important that your shares be represented at the Annual Meeting. Accordingly, even if you plan to attend the Annual Meeting in person, please complete, sign, date and promptly return the enclosed proxy card in the postage-prepaid envelope prior to the Annual Meeting or follow the Internet or telephone voting procedures described on the enclosed proxy card. If you attend the Annual Meeting and wish to vote in person, you may withdraw your proxy and vote in person. Your prompt consideration is greatly appreciated.

By Order of the Board of Directors,

/s/ Christopher M. Powell
Christopher M. Powell
Chief Legal Officer and Corporate Secretary

April 1, 2026

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 15, 2026: We have elected to take advantage of the U.S. Securities and Exchange Commission’s rules that allow companies to furnish proxy materials to their stockholders on the Internet. The proxy materials including this Notice of Annual Meeting, the accompanying proxy statement and our Annual Report on Form 10-K for the year ended December 31, 2025 are available at www.proxyvote.com.
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SOLARIS ENERGY INFRASTRUCTURE, INC.
9651 Katy Freeway, Suite 300
Houston, Texas 77024

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING
The enclosed proxy is solicited on behalf of the Board of Directors (the “Board”) of Solaris Energy Infrastructure, Inc. (the “Company”) for use at the Company’s 2026 Annual Meeting of Stockholders (the “Annual Meeting”) to be held May 15, 2026, at 9:00 a.m. local time, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. We expect that the Annual Meeting will be held at the principal executive offices of Solaris Energy Infrastructure, Inc., located at 9651 Katy Freeway, Suite 300, Houston, Texas 77024. The telephone number at that address is (281) 501-3070.
The Company has elected to take advantage of the “Notice and Access” rules adopted by the U.S. Securities and Exchange Commission (the “SEC”), which allow public companies to deliver a Notice of Internet Availability of Proxy Materials (“Notice of Internet Availability”) and provide Internet access to the proxy materials and annual report to their stockholders. The use of Notice and Access generates significant cost savings for the Company.
In lieu of paper copies of the proxy statement and other materials, most of our stockholders will receive a Notice of Internet Availability containing instructions on how to access the proxy materials and annual report and vote online. Please follow the instructions on the Notice of Internet Availability for requesting paper or e-mail copies of our proxy materials and annual report. If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions with links to the proxy materials and to the proxy voting site. Your election to receive proxy materials by e-mail will remain in effect until you instruct us otherwise. Choosing to receive your future proxy materials by e-mail will save the Company the cost of printing and mailing documents to you.
Most stockholders have a choice of granting their proxies by telephone, over the Internet or by using a traditional proxy card or voting instruction form. You should refer to your proxy or voting instruction card to see which options are available to you and how to use them. The Internet and telephone voting procedures are designed to authenticate stockholders’ identities and to confirm that their instructions have been properly recorded. Please do not return the Notice of Internet Availability. The Notice of Internet Availability is not a valid proxy.
The cost of preparing, assembling and mailing the proxy materials and of reimbursing brokers, nominees and fiduciaries for the out-of-pocket and clerical expenses of transmitting copies of the proxy materials to the beneficial owners of shares held of record by such persons, will be borne by the Company. Proxies may be solicited by telephone, electronic communication, or personal communication by employees of Broadridge and the Company. Employees of the Company will not be compensated separately for these efforts. These proxy solicitation materials are being mailed and made available at www.proxyvote.com beginning on April 1, 2026 to all stockholders entitled to vote at the Annual Meeting.
A stockholder of record giving a proxy pursuant to this solicitation (including via telephone or via the Internet) may revoke it at any time before the Annual Meeting by delivering to the Corporate Secretary of the Company a written notice of revocation or a valid proxy (including via telephone or via the Internet) bearing a later date or by attending the Annual Meeting and voting in person. Stockholders who hold their shares through a broker, bank or other designee should refer to the instructions they receive from that broker, bank or other designee to determine how to revoke their proxy or change their vote.
Deadline for Receipt of Stockholder Proposals and Nominees
Pursuant to regulations of the SEC, in order to be included in the Company’s Proxy Statement for its 2027 Annual Meeting of Stockholders, stockholder proposals must meet all the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and be received at the Company’s principal executive offices, 9651 Katy Freeway, Suite 300, Houston, Texas 77024, Attention: Corporate Secretary, no later than December 2, 2026. In addition, the Company’s Amended and Restated Bylaws, as amended from time to time (the “Amended and Restated Bylaws”) provide that any stockholder who desires either to bring a stockholder proposal (other than precatory (non-binding) proposals presented under and in compliance with

Rule 14a-8 of the Exchange Act) before an annual meeting of stockholders or to present a nomination for a director on the Board (a “Director”) at an annual meeting of stockholders must give advance notice to the Corporate Secretary of the Company with respect to such proposal or nominee. The Company’s Amended and Restated Bylaws generally require that written notice be received by the Corporate Secretary of the Company at the Company’s principal executive offices not less than 90 days nor more than 120 days prior to the anniversary of the preceding year’s annual meeting of stockholders and contain certain information regarding the stockholder desiring to present a proposal or make a nomination and, in the case of a nomination, information regarding the proposed Director nominee. For the 2027 Annual Meeting of Stockholders, the Corporate Secretary of the Company must receive written notice on or after January 15, 2027, and on or before February 14, 2027, respectively. However, in the event that the date of the 2027 Annual Meeting of Stockholders is scheduled for a date that is more than 30 days before or more than 60 days after May 15, 2027, such notice by the stockholder must be received by the Corporate Secretary no later than the 10th day following the day on which public announcement of the date of the 2027 Annual Meeting of Stockholders is first made by the Company. A copy of the Company’s Amended and Restated Bylaws is available upon request from the Corporate Secretary of the Company. In addition to satisfying the deadlines in the notice procedures of our Amended and Restated Bylaws as set forth above, a stockholder who intends to solicit proxies in support of nominees submitted under the notice procedures in our Amended and Restated Bylaws and Rule 14a-19 of the Exchange Act for our 2027 Annual Meeting of Stockholders must provide the notice required under Rule 14a-19 under the Exchange Act to the Corporate Secretary of the Company at the Company’s principal executive offices no later than March 16, 2027.
Record Date, Shares Outstanding and Voting
The Company’s Class A common stock, par value $0.01 per share (the “Class A Common Stock”), and Class B common stock, $0.00 par value per share (the “Class B Common Stock,” and together with the Class A Common Stock, the “Common Stock”), are the only classes of securities that entitle holders to vote generally at meetings of the Company’s stockholders. Only stockholders of record at the close of business on March 20, 2026 (the “record date”) are entitled to notice of, and to vote at, the Annual Meeting. At the record date, 58,138,451 shares of our Class A Common Stock and 15,349,651 shares of our Class B Common Stock were issued and outstanding and entitled to be voted at the Annual Meeting. The presence, in person or by proxy, of stockholders holding a majority of the shares of the Common Stock entitled to vote will constitute a quorum for the Annual Meeting, therefore, 36,744,052 shares of our Common Stock (regardless of class) need to be represented in person or by proxy for us to hold the Annual Meeting.
Every stockholder is entitled to one vote for each share held with respect to each matter, including the election of Directors, which comes before the Annual Meeting. Stockholders do not have the right to cumulate their votes in the election of Directors. If a stockholder specifies how the proxy is to be voted with respect to any of the proposals for which a choice is provided, the proxy will be voted in accordance with such specifications. If a stockholder signs and dates their proxy but does not specify a choice with respect to such proposals, the proxy will be voted (i) “FOR” all Director nominees named in this Proxy Statement (Proposal 1), (ii) “FOR” the ratification of the appointment of BDO USA, P.C. (“BDO USA”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2026 (Proposal 2) and (iii) “FOR” the advisory non-binding vote to approve the compensation of the Company’s Named Executive Officers (Proposal 3).
The plurality of the votes validly cast at the Annual Meeting is required to elect each Director nominee (Proposal 1). A ballot for a nominee that is marked “withheld” will not be counted as a vote cast. The affirmative vote of a majority of the voting power of the outstanding shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote is required to ratify the appointment of BDO USA as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2026 (Proposal 2) and to approve on an advisory, non-binding basis the compensation of the Company’s Named Executive Officers (Proposal 3).
New York Stock Exchange (“NYSE”) rules permit brokers to vote for routine matters, such as the ratification of the appointment of BDO USA (Proposal 2), without receiving instructions from the beneficial owner of the shares. NYSE rules prohibit brokers from voting on the election of Directors (Proposal 1), the compensation of the Company’s Named Executive Officers (Proposal 3) and other non-routine matters without receiving instructions from the beneficial owner of the shares. In the absence of instructions, the shares are viewed as being subject to “broker non-votes.” “Broker non-votes” will be counted for quorum purposes (as they are present and entitled to vote on the ratification of BDO USA’s appointment (Proposal 2)), but will not affect the outcome of any other matter being voted upon at the Annual Meeting. Specifically, a broker or other nominee holding shares for a beneficial owner may not vote these shares in regard to the election of Directors (Proposal 1) and the advisory non-binding vote to approve the compensation of the Company’s Named Executive Officers (Proposal 3) without specific instructions from the beneficial owner.
The three Director nominees receiving the highest number of votes will be elected as Class III Directors. You may vote for all the Director nominees, withhold authority to vote your shares for all the Director nominees or withhold authority to vote your shares with respect to any one or more of the Director nominees. Withholding authority to vote your shares with respect to one or more Director nominees will have no effect on the election of the nominees in Proposal 1. Abstentions are treated as present and entitled to vote and thus, will be counted in determining whether a quorum is present. Abstentions will have the effect of a vote cast AGAINST Proposal 2 and Proposal 3.
“Householding” of Proxy Materials
The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy materials with respect to two or more stockholders sharing the same address by delivering a single copy of the proxy materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. The Company and some brokers use this process for proxy materials, delivering a single copy of the Notice of Internet Availability to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or the Company that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive separate copies, or if you are receiving multiple copies and wish to receive only one, please notify your broker if your shares are held in a brokerage account or the Company if you hold shares registered in your name, and the Company will promptly undertake to carry out your request. If you hold shares in the Company directly, you can notify the Company by sending a written request to the Company at 9651 Katy Freeway, Suite 300, Houston, Texas 77024, or by telephone at (281) 501-3070.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table lists as of March 20, 2026, with respect to each person who is known to the Company to be the beneficial owner of more than 5% of the outstanding shares of Class A Common Stock or Class B Common Stock of the Company, the name and address of such owner, the number of shares of Common Stock beneficially owned and the percentage such shares comprised of the outstanding shares of Common Stock of the Company. Except as indicated, each holder has sole voting and dispositive power over the listed shares. Percentage of beneficial ownership is based on 58,138,451 shares of our Class A Common Stock and 15,349,651 shares of our Class B Common Stock outstanding on March 20, 2026.

	Shares Beneficially Owned by Certain Beneficial Owners
	Class A Common Stock		Class B Common Stock(1)		Combined Voting Power(2)
Name of 5% Beneficial Owner	Number	% of class	Number	% of class	Number	% of class
Yorktown Energy Partners X, L.P.(3)(4)	—	—	7,079,234	46.1%	7,079,234	9.6%
William A. Zartler(5)(6)	1,314,883	2.3%	4,240,315	27.6%	5,555,198	7.6%
KTR Management Company, LLC(7)	—	—	2,000,000	13.0%	2,000,000	2.7%
Solaris Energy Capital, LLC(6)(8)	—	—	3,513,496	22.9%	3,513,496	4.8%
Golem International Ltd.(9)	3,151,069	5.4%	—	—	3,151,069	4.3%

(1)
Subject to the terms of the Second Amended and Restated Limited Liability Company Agreement (as amended and/or restated or otherwise modified from time to time, the “Solaris LLC Agreement”) of Solaris Energy Infrastructure, LLC (“Solaris LLC”) , certain of our officers and directors and the other members of Solaris LLC (collectively, the “Original Investors”) have, subject to certain limitations, the right to cause Solaris LLC to acquire all or a portion of their membership interests in Solaris LLC (the “Solaris LLC Units”) for either (a) shares of our Class A Common Stock at a redemption ratio of one share of Class A Common Stock for each Solaris LLC Unit redeemed or (b) an amount in cash equal to the product of (x) the number of Class A Common Stock issuable pursuant to clause (a) and (y) the average volume-weighted closing price of the Class A Common Stock for the 10-day period following the delivery of the redemption notice, in each case, at the Company’s option. In connection with such acquisition, the corresponding number of shares of Class B Common Stock will be cancelled. Pursuant to Rule 13d-3 under the Exchange Act, a person has beneficial ownership of a security as to which that person, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares voting power and/or investment power of such security and as to which that person has the right to acquire beneficial ownership of such security within 60 days. Since the Company has the option to deliver cash in lieu of shares of Class A Common Stock upon exercise by a Solaris LLC Unit holder of its redemption right, beneficial ownership of Class B Common Stock and Solaris LLC Units is not reflected as beneficial ownership of shares of our Class A Common Stock for which such Solaris LLC Units and Class B Common Stock may be redeemed.

(2)
Represents percentage of voting power of our Class A Common Stock and Class B Common Stock voting together as a single class. Each share of Class B Common Stock has no economic rights but entitles the holder thereof to one vote for each Solaris LLC Unit held by such holder. Accordingly, the holders of our Class B Common Stock collectively have a number of votes in the Company equal to the number of Solaris LLC Units that they hold.

(3)
Based on a Schedule 13G/A filing with the SEC on February 14, 2025. Yorktown Energy Partners X, L.P. reported sole voting and dispositive power as to 7,079,234 shares of Class B Common Stock. The primary address of Yorktown Energy Partners X, L.P. is 410 Park Avenue, 19th Floor New York, NY 10022.

(4)
Yorktown X Company L.P. is the sole general partner of Yorktown Energy Partners X, L.P. Yorktown X Associates LLC is the sole general partner of Yorktown X Company L.P. As a result, Yorktown X Associates LLC may be deemed to share the power to vote or direct the vote or to dispose or direct the disposition of the shares owned by Yorktown Energy Partners X, L.P. Yorktown X Company L.P. and Yorktown X Associates LLC disclaim beneficial ownership of the shares held by Yorktown Energy Partners X, L.P. in excess of their pecuniary interest therein. W. Howard Keenan, Jr., a director of the Company, is a manager of Yorktown X Associates LLC. Mr. Keenan disclaims beneficial ownership of the shares held by Yorktown Energy Partners X., L.P.

(5)
Based on a Schedule 13G/A filed with the SEC on February 13, 2026 and a Form 4 filed with the SEC on March 3, 2026. Mr. Zartler reported sole voting and dispositive power as to 1,199,227 shares of Class A Common Stock and 4,240,315 shares of Class B Common Stock, which includes 3,513,496 shares of Class B Common Stock held through Solaris Energy Capital, LLC where Mr. Zartler is the sole member and has authority to vote or dispose of those shares in his sole discretion. Includes 387,755 shares of unvested restricted Class A Common Stock The primary address for Mr. Zartler is 9651 Katy Freeway, Suite 300, Houston, TX 77024.

(6)
Mr. Zartler is the sole member of Solaris Energy Capital, LLC and has the authority to vote or dispose of the shares held by Solaris Energy Capital, LLC in his sole discretion. Mr. Zartler disclaims beneficial ownership of the shares held by Solaris Energy Capital, LLC in excess of his pecuniary interest therein.

(7)
Based on a Schedule 13D/A filed with the SEC on November 6, 2025 and a Form 4 filed with the SEC on November 6, 2025 (as amended on November 7, 2025). John Tuma is the sole owner of KTR Management Company, LLC. John Tuma and KTR Management Company, LLC reported shared voting and dispositive power as to 2,000,000 shares of Class B Common Stock. The primary address of John Tuma and KTR Management Company, LLC is 327 N. Commerce Street, Centerville, TX 75833.

(8)
Based on a Schedule 13G/A filed with the SEC on February 14, 2025. Solaris Energy Capital, LLC reported sole voting and dispositive power as to 3,513,496 shares of Class B Common Stock. The primary address for Solaris Energy Capital, LLC is 9651 Katy Freeway, Suite 300, Houston, TX 77024.

(9)
Golem International Ltd. (“Golem”) received 3,151,069 shares of Class A Common Stock as consideration in connection with the Securities Purchase Agreement, dated March 16, 2026, by and among the Company, Solaris LLC, Project G Buyer, LLC, a Texas

limited liability company and wholly owned subsidiary of the Company, Focus Genco Cayman Ltd., an exempted company with limited liability incorporated organized under the Laws of the Cayman Islands (“Genco”), the holders of shares of Genco (each, a “Seller” and, collectively, the “Sellers”) and Alan Zelazco, solely in his capacity as the Sellers representative thereunder. The information regarding Golem’s beneficial ownership is based on the Company’s records related to the issuance of such shares. As of March 20, 2026, no Schedule 13G or Schedule 13D has been filed by Golem with respect to such shares. The primary address of Golem is 4800 Magalhaes de Castro Avenue, Continental Tower 4800 Magalhaes de Castro Avenue, Continental Tower, 9th Floor, Suite 92, Cidade Jardim, São Paulo – SP, Brazil, CEP 05676-120.
The following table sets forth the number of shares of Class A Common Stock and Class B Common Stock of the Company beneficially owned by (i) each Director (and nominee) of the Company, (ii) each named executive officer of the Company, and (iii) Directors and all executive officers of the Company as a group, as of March 20, 2026. Except as indicated, each holder has sole voting and dispositive power over the listed shares. No current Director, nominee Director or executive officer has pledged any of the shares of Common Stock disclosed below. Percentage of beneficial ownership is based on 58,138,451 shares of our Class A Common Stock and 15,349,651 shares of our Class B Common Stock outstanding on March 20, 2026. The number and percentage of shares of Common Stock beneficially owned is determined under the rules of the SEC and is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares of Common Stock for which a person has sole or shared voting power or investment power and also any shares of Common Stock that may be acquired by that person within 60 days of March 20, 2026. Unless otherwise indicated in the footnotes, the address for each executive officer and Director is c/o Solaris Energy Infrastructure, Inc., 9651 Katy Freeway, Suite 300, Houston, Texas 77024.

	Shares Beneficially Owned by Directors and Executive Officers
	Class A Common Stock		Class B Common Stock(1)		Combined Voting Power(2)
Name and Address of Beneficial Owner	Number	% of class	Number	% of class	Number	%
Directors
Laurie H. Argo(3)	50,039	*	—	—	50,039	*
Amanda M. Brock(4)	276,080	*	—	—	276,080	*
James R. Burke(5)	6,496	*	42,734	*	49,230	*
Cynthia M. Durrett(6)	154,527	*	165,038	1.1%	319,565	*
Edgar R. Giesinger(7)	90,956	*	—	—	90,956	*
W. Howard Keenan, Jr(8)	89,050	*	7,079,234	46.1%	7,168,284	9.8%
A. James Teague(9)	114,775	*	—	—	114,775	*
Ray N. Walker, Jr.(10)	62,601	*	—	—	62,601	*
William A. Zartler(11)	1,314,883	2.3%	4,240,315	27.6%	5,555,198	7.6%
M. Max Yzaguirre(12)	8,324	*	—	—	8,324	*
Other Named Executive Officers
Kyle S. Ramachandran(13)	407,779	*	546,677	3.6%	954,456	1.3%
Stephan E. Tompsett(14)	30,000	*	—	—	30,000	*
Christopher M. Powell(15)	150,969	*	—	—	150,969	*
Christopher P. Wirtz(16)	36,785	*	—	—	36,785	*
Directors and All Executive Officers as a Group (14 persons)	2,793,264	4.8%	12,073,998	78.7%	14,867,262	20.2%

*	Less than 1%.
(1)
Subject to the terms of the Solaris LLC Agreement, each Original Investor has, subject to certain limitations, the right to cause Solaris LLC to acquire all or a portion of its Solaris LLC Units for either (a) shares of our Class A Common Stock at a redemption ratio of one share of Class A Common Stock for each Solaris LLC Unit redeemed or (b) an amount in cash equal to the product of (x) the number of Class A Common Stock issuable pursuant to clause (a) and (y) the average volume-weighted closing price of the Class A Common Stock for the 10-day period following the delivery of the redemption notice, in each case, at the Company’s option. In connection with such acquisition, the corresponding number of shares of Class B Common Stock will be cancelled. Pursuant to Rule 13d-3 under the Exchange Act, a person has beneficial ownership of a security as to which that person, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares voting power and/or investment power of such security and as to which that person has the right to acquire beneficial ownership of such security within 60 days. Since the Company has the option to deliver cash in lieu of shares of Class A Common Stock upon exercise by a Solaris LLC Unit holder of its redemption right, beneficial ownership of Class B Common Stock and Solaris LLC Units is not reflected as beneficial ownership of shares of our Class A Common Stock for which such Solaris LLC Units and Class B Common Stock may be redeemed.

(2)
Represents percentage of voting power of our Class A Common Stock and Class B Common Stock voting together as a single class. Each share of Class B Common Stock has no economic rights, but entitles the holder thereof to one vote for each Solaris LLC Unit held by such holder. Accordingly, the holders of our Class B Common Stock collectively have a number of votes in the Company equal to the number of Solaris LLC Units that they hold.

(3)	Includes 6,275 shares of unvested restricted Class A Common Stock for which the holder has sole voting but no dispositive power.
(4)	Includes 260,000 shares of unvested restricted Class A Common Stock for which the holder has sole voting but no dispositive power.
(5)
Includes (i) 5,696 shares of unvested restricted Class A Common Stock for which the holder has sole voting but no dispositive power, (ii) 42,734 shares of Class B Common Stock and (iii) 800 shares of Class A Common Stock beneficially owned by Mr. Burke’s family member. Mr. Burke disclaims beneficial ownership of these securities in excess of his pecuniary interest therein.

(6)	Includes 63,581 shares of unvested restricted Class A Common Stock for which the holder has sole voting but no dispositive power and 165,038 shares of Class B Common Stock.
(7)	Includes 6,052 shares of unvested restricted Class A Common Stock for which the holder has sole voting but no dispositive power.
(8)
Includes 5,518 shares of unvested restricted Class A Common Stock for which the holder has sole voting but no dispositive power and 7,079,234 shares of Class B Common Stock held directly by Yorktown Energy Partners X, L.P., a Delaware limited Partnership. Mr. Keenan is a member and manager of Yorktown X Associates LLC, a general partner of Yorktown X Company LP, the general partner of Yorktown X. Mr. Keenan disclaims beneficial ownership of these securities in excess of his pecuniary interest therein.

(9)
Includes (i) 5,696 shares of unvested restricted Class A Common Stock for which the holder has sole voting but no dispositive power and (ii) 8,310 shares of Class A Common Stock beneficially owned by Mr. Teague’s family member. Mr. Teague disclaims beneficial ownership of such shares in excess of his pecuniary interest therein.

(10)	Includes 5,696 shares of unvested restricted Class A Common Stock for which the holder has sole voting but no dispositive power.
(11)
Includes 387,755 shares of unvested restricted Class A Common Stock for which the holder has sole voting but no dispositive power, 726,819 shares of Class B Common Stock held directly by the holder and 3,513,496 shares of Class B Common Stock held through Solaris Energy Capital, LLC. Mr. Zartler is the sole member of Solaris Energy Capital, LLC and has the authority to vote or dispose of the shares held by Solaris Energy Capital, LLC in his sole discretion. Mr. Zartler disclaims beneficial ownership of the shares held by Solaris Energy Capital, LLC in excess of his pecuniary interest therein.

(12)	Includes 8,324 shares of unvested restricted Class A Common Stock for which the holder has sole voting but no dispositive power
(13)
Includes (i) 115,190 shares of unvested restricted Class A Common Stock for which the holder has sole voting but no dispositive power, (ii) 489,511 shares of Class B Common Stock held directly by the holder and (iii) 57,166 shares of Class B Common Stock held indirectly by the Equity Trust Company, Custodian FBO Kyle Ramachandran IRA. Mr. Ramachandran has the authority to vote or dispose of the shares held by the Equity Trust Company, Custodian FBO Kyle Ramachandran IRA in his sole discretion. Mr. Ramachandran disclaims beneficial ownership of the shares held by the Equity Trust Company, Custodian FBO Kyle Ramachandran IRA in excess of his pecuniary interest therein.

(14)	Includes 30,000 shares of Class A Common Stock that remain subject to vesting.
(15)	Includes 58,447 shares of Class A Common Stock that remain subject to vesting.
(16)	Includes 17,791 shares of Class A Common Stock that remain subject to vesting.

ELECTION OF DIRECTORS (PROPOSAL NO. 1)
Nominees. The three Class III Directors are to be elected at the Annual Meeting. Our Directors are divided into three classes serving staggered three-year terms. Class I, Class II and Class III Directors serve until our Annual Meetings of Stockholders in 2027, 2028 and 2029 (if elected at the Annual Meeting), respectively. Messrs. Burke and Yzaguirre and Mses. Argo and Brock are assigned to Class I. Messrs. Keenan and Walker and Ms. Durrett are assigned to Class II. Messrs. Giesinger, Teague and Zartler are assigned to Class III and are standing for election at the Annual Meeting. At each annual meeting of stockholders, Directors will be elected to succeed the class of Directors whose terms have expired. This classification of our Board could have the effect of increasing the length of time necessary to change the composition of a majority of the Board. In general, at least two annual meetings of stockholders will be necessary for stockholders to effect a change in a majority of the members of the Board. Each Director elected to the Board will hold office until his or her term expires or until his or her successor has been elected and qualified. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the three Class III nominees named below, each of whom is presently a Director of the Company. In the event any of the nominees are unable or decline to serve as a Director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board to fill the vacancy, unless the size of the Board is reduced. The proxies cannot be voted for a greater number of persons than the number of nominees named in this Proxy Statement. It is not expected that any nominee will be unable or will decline to serve as a Director. Biographical information regarding each nominee and each other Director is set forth below, as well as a summary of the experiences, qualifications, attributes or skills that caused the Nominating and Governance Committee and the Board to determine that each should serve as a Director of the Company. Each Director’s experience and understanding is evaluated in determining the overall composition of the Board.
On April 26, 2025, F. Gardner Parker, a member of the Board, passed away. Effective October 16, 2025, the Board appointed Amanda M. Brock as Co-Chief Executive Officer of the Company and as a Class I Director, with a term expiring at the 2027 annual meeting of stockholders, until she is either reelected or her successor is elected and qualified, or until her earlier death, resignation or removal, to fill the vacancy created by Mr. Parker’s passing.

Name (Age)	Business Experience During Past 5 Years and Other Information	Director Since	Director Class
William A. Zartler (60)
William A. Zartler is our Chairman and has served as a member of the Board since February 2017 and a manager of our predecessor since October 2014. Mr. Zartler was appointed Chief Executive Officer by the Board in July 2018 and has served as our Co-Chief Executive Officer since October 2025. Mr. Zartler founded Loadcraft Site Services, LLC and served as its Executive Chairman from February 2014 to September 2014. Mr. Zartler served as our predecessor’s Chief Executive Officer and Chairman from October 2014 through our initial public offering in May 2017 (the “IPO”). Mr. Zartler also served as Executive Chairman of Aris Water Solutions, Inc. (formerly NYSE: ARIS) (“Aris”) from the company’s initial public offering in October 2021 until its acquisition by Western Midstream Partners, LP (NYSE: WES) in October 2025. Mr. Zartler previously served as Chairman and Chief Executive Officer of the predecessor to Aris from its inception in 2014 through its initial public offering in October 2021. Mr. Zartler has extensive experience in both energy industry investing and managing growth businesses. Prior to founding our predecessor, in January 2013, Mr. Zartler founded Solaris Energy Capital, LLC, a private investment firm focused on investing in and managing emerging, high growth potential businesses primarily in midstream energy and oilfield services, including Solaris LLC, and Mr. Zartler continues to serve as the sole member and a
		2017	Class III

Name (Age)	Business Experience During Past 5 Years and Other Information	Director Since	Director Class

manager of Solaris Energy Capital, LLC, a related party of the Company. Prior to founding Solaris Energy Capital, LLC, Mr. Zartler was a founder and Managing Partner of Denham Capital Management (“Denham”), a $7 billion global energy and commodities private equity firm, from its inception in 2004 to January 2013. Mr. Zartler led Denham’s global investing activity in the midstream and oilfield services sectors and served on the firm’s Investment and Executive Committees. Previously, Mr. Zartler held the role of Senior Vice President and General Manager at Dynegy Inc., building and managing the natural gas liquids business. Mr. Zartler also served as a director of the general partner of NGL Partners LP (NYSE: NGL) from its inception in September 2012 to August 2013. Mr. Zartler began his career at Dow Hydrocarbons and Resources. Mr. Zartler received a Bachelor of Science in Mechanical Engineering from the University of Texas at Austin and a Master of Business Administration from Texas A&M University. Mr. Zartler serves on the Engineering Advisory Board of the Cockrell School of Engineering at the University of Texas at Austin.

We believe that Mr. Zartler’s industry experience and deep knowledge of our business makes him well suited to serve as a member of the Board.

Laurie H. Argo (54)
Laurie H. Argo has served as a member of the Board since March 2022 and currently serves as a member of our Audit and Compensation Committees and as Chairperson of our Nominating and Governance Committee. Since March 2023, Ms. Argo has served on the board of directors of Viper Energy, Inc. (Nasdaq: VNOM) (“Viper”) (prior to Viper’s conversion from a limited partnership to a corporation, Ms. Argo served on the board of the general partner). Previously, Ms. Argo served on the board of the general partner, where she is currently a member of the Compensation Committee and Chair of the Nominating and Corporate Governance Committee of Rattler Midstream LP (formerly Nasdaq: RTLR) (“Rattler”) where she served as a member on both the Audit and Conflicts Committees, from May 2019 until August 2023, at which time Rattler was acquired by Diamondback Energy, Inc. (Nasdaq: FANG). From August 2018 through June 2021, Ms. Argo served as a director on the board of EVRAZ plc, a multinational, vertically integrated steel making and mining company, and was a member of both its Audit and Remuneration Committees. Since October 2017, Ms. Argo has performed consulting services for clients within the energy industry. From January 2015 until September 2017, Ms. Argo served as Senior Vice President of Enterprise Products Holdings LLC, the general partner of Enterprise Products Partners L.P. (NYSE: EPD) (“Enterprise LP”), a midstream natural gas and crude oil pipeline company. From October 2014 to February 2015, Ms. Argo served as President and Chief Executive Officer of OTLP GP, LLC, the general partner of Oiltanking Partners, L.P., an affiliate of Enterprise LP. From
		2022	Class I

Name (Age)	Business Experience During Past 5 Years and Other Information	Director Since	Director Class

January 2014 to January 2015, Ms. Argo was Vice President, NGL Fractionation, Storage and Unregulated Pipelines of Enterprise LP. From 2005 to January 2014, Ms. Argo held various positions in the NGL and Natural Gas Processing businesses for Enterprise LP, where her responsibilities included the commercial and financial management of four joint venture companies. From 2001 to 2004, Ms. Argo worked for San Diego Gas and Electric Company in San Diego, California. From 1997 to 2000, Ms. Argo worked for PG&E Gas Transmission, a subsidiary of PG&E Corporation (NYSE: PCG), in Houston, Texas. Ms. Argo earned a Master of Business Administration from National University in La Jolla, California and graduated from St. Edward’s University in Austin, Texas with a degree in accounting. Ms. Argo has over 25 years of experience in the energy industry and maintains multiple organizational memberships, including the National Association of Corporate Directors.

Ms. Argo has broad knowledge of the energy industry and significant financial and accounting experience as a director on the boards and committees of numerous companies, including audit committees of numerous public companies. We believe her skills and experience qualify her to serve as a member of the Board.

Amanda M. Brock (65)
Amanda M. Brock has served as our Co-Chief Executive Officer and a member of the Board since October 2025. Prior to joining the Company, Ms. Brock served as President and Chief Executive Officer of Aris from September 2021 until October 2025. Ms. Brock joined Aris’s predecessor in 2017 as the Senior Commercial Advisor and assumed the President and Chief Operating Officer positions in September 2020 and July 2018, respectively. Ms. Brock also served as Chief Commercial Officer of Aris’s predecessor from February 2018 to September 2020. Ms. Brock served as a Director of Aris from December 2020 until October 2025. Ms. Brock has spent her career focused on the global water, power and energy sectors. Before joining Aris’s predecessor, Ms. Brock was Chief Executive Officer of Water Standard, a water treatment company focused on desalination and produced water treatment and recycling in both the upstream and downstream energy industry, from 2009 to 2017. Previously, Ms. Brock was President of the Americas for Azurix and was responsible for developing water infrastructure and services in the Americas. Ms. Brock has served on the board of Coterra Energy Inc. (NYSE: CTRA) (formerly Cabot Oil & Gas Corporation) since 2017. Ms. Brock served on the board of Macquarie Infrastructure Holdings, LLC (formerly Macquarie Infrastructure Corporation) (formerly NYSE: MIC) from August 2018 until June 2022. Ms. Brock is also on the Executive Committee and is the chair of the Texas Business Hall of Fame. She previously served on the Board of Trustees of LSU Law School and the Texas Water Commission. She completed her undergraduate
		2025	Class I

Name (Age)	Business Experience During Past 5 Years and Other Information	Director Since	Director Class

degree in South Africa and earned her law degree at Louisiana State University, where she was a member of the Law Review, and began her career as a lawyer at Vinson & Elkins LLP. Ms. Brock was previously named one of the Top 10 Women in Energy by the Houston Chronicle and in 2016, one of the Top 25 in water globally by Water and Wastewater International. In 2020, Ms. Brock was named one of the Top 25 Influential Women in Energy by Hart Magazine, and in February 2026, Ms. Brock was named a founding member of the NYSE Texas Advisory Board.

Ms. Brock has extensive background in building and managing infrastructure, including both water and power. We believe her skills and experience qualify her to serve as a member of our Board.

James R. Burke (88)
James R. Burke has served as a member of the Board since May 2017 and currently serves as a member of our Nominating and Governance Committee. Mr. Burke also served as a manager of our predecessor from October 2014 to May 2017. From July 2013 to January 2018, Mr. Burke served on the board of Centurion, a private equity sponsored oilfield services company based in Aberdeen, Scotland. Mr. Burke served as the Chief Executive Officer and President of Forum Energy Technologies (“Forum”) from May 2005 to October 2007 and as Chairman of Forum from 2007 to 2010. Mr. Burke retired from his position as Chairman of Forum in 2010, subsequent to which he evaluated potential opportunities prior to becoming a director of Centurion. Prior to joining Forum, Mr. Burke served as Chief Executive Officer of Access Oil Tools Inc. (“Access”) from April 2000 to May 2005. Before joining Access, Mr. Burke held various positions with Weatherford International Ltd. (“Weatherford”) from January 1991 to August 1999, including Executive Vice President responsible for all manufacturing operations and engineering at its Compressor Division. Prior to joining Weatherford, Mr. Burke was employed by Cameron Iron Works (“Cameron”) from 1967 to 1989, where he held positions of increasing seniority, including Vice President of Cameron’s Ball Valve division. Mr. Burke holds a Bachelor of Science in Electrical Engineering from University College, Dublin, Ireland, and a Master of Business Administration from Harvard University.

Mr. Burke has broad knowledge of the energy industry and significant operating experience. We believe his skills and industry experience qualify him to serve as a member of the Board.
		2017	Class I

Cynthia M. Durrett (61)	Cynthia M. Durrett has served as a member of the Board since March 2019 and as our Chief Administrative Officer since March 2017. Ms. Durrett was previously our Vice President of Business Operations from October 2014 to February 2017 and	2019	Class II

Name (Age)	Business Experience During Past 5 Years and Other Information	Director Since	Director Class

the Vice President of Business Operations of Solaris Energy Capital, LLC, a related party of the Company, from October 2013 to September 2014. From July 2013 to September 2013, Ms. Durrett served as an independent consultant in the proppant industry. From 2007 to June 2013, Ms. Durrett was the Director of Business Planning and Capital Projects for Cadre Proppants. Ms. Durrett previously served as Managing Director of Dynegy Midstream Services, where she provided leadership to several sectors of the organization including information technology, regulated energy delivery, natural gas liquids and midstream. Ms. Durrett began her career at Ferrell North America, where she managed operations for the energy commodities trading business, including natural gas liquids and refined products. Ms. Durrett received a Bachelor of Science in Business Administration from Park University in Kansas City, Missouri, where she graduated with distinction.

Ms. Durrett’s extensive operational knowledge and experience in the energy industry makes her well suited to serve as a member of our Board.

Edgar R. Giesinger (69)
Edgar R. Giesinger has served as a member of the Board since May 2017 and currently serves as a member of our Nominating and Governance Committee and as Chairman of our Audit Committee. Mr. Giesinger retired as a managing partner from KPMG LLP in 2015. Since November 2015, Mr. Giesinger has served on the board of directors of Geospace Technologies Corporation (NASDAQ: GEOS), a publicly traded company primarily involved in the design and manufacture of instruments and equipment utilized in oil and gas industries. Since October 2023, Mr. Giesinger has served on the board of directors of Mach Natural Resources LP (NYSE: MNR), a publicly traded limited partnership involved in upstream oil and gas operations. Mr. Giesinger served on the board of directors of Newfield Exploration Company, a publicly traded crude oil and natural gas exploration and production company, from August 2017 until February 2019 when it was sold to Encana Corporation. He has over 35 years of accounting and finance experience working mainly with publicly traded corporations. Over the years, he has advised a number of clients in accounting and financial matters, capital raising, international expansions and in dealings with the SEC. While working with companies in a variety of industries, his primary focus has been energy and manufacturing clients. Mr. Giesinger is a Certified Public Accountant in the State of Texas. He has lectured and led seminars on various topics dealing with financial risks, controls and financial reporting.

We believe that Mr. Giesinger’s extensive financial and accounting experience, including that related to the energy and manufacturing industries, qualifies him to effectively serve as a member of the Board.
		2017	Class III

Name (Age)	Business Experience During Past 5 Years and Other Information	Director Since	Director Class
W. Howard Keenan, Jr. (75)
W. Howard Keenan, Jr. has served as a member of the Board since May 2017 and served as a manager of our predecessor from November 2014 to May 2017. Mr. Keenan has over 45 years of experience in the financial and energy businesses. Since 1997, he has been a Member of Yorktown Partners LLC, a private investment manager focused on the energy industry. From 1975 to 1997, he was in the Corporate Finance Department of Dillon, Read & Co. Inc. and active in the private equity and energy areas, including the founding of the first Yorktown Partners fund in 1991. Mr. Keenan also serves on the boards of directors of the following public companies: Antero Resources Corporation (NYSE: AR) and Antero Midstream Corporation (NYSE: AM). Mr. Keenan also served on the board of directors of Aris from October 2021 until October 2025. In addition, he is currently serving, and has previously served, as a director of multiple Yorktown Partners portfolio companies. Mr. Keenan holds a Bachelor of Arts degree cum laude from Harvard College and a Master of Business Administration degree from Harvard University.

Mr. Keenan has broad knowledge of the energy industry and significant experience with energy companies. We believe his skills and background qualify him to serve as a member of the Board.
		2017	Class II

A. James Teague (81)
A. James Teague has served as a member of the Board since May 2017 and currently serves as a member of our Compensation Committee. Mr. Teague has served as the Co-Chief Executive Officer of Enterprise Products Holdings LLC (“Enterprise”) since January 2020, has been a Director of Enterprise since July 2008 and has served as Co-Chairman of the Capital Projects Committee of Enterprise since November 2016. Mr. Teague previously served as the Chief Executive Officer of Enterprise from January 2016 to January 2020, as the Chief Operating Officer of Enterprise from November 2010 to December 2015 and as an Executive Vice President of Enterprise from November 2010 until February 2013. Mr. Teague joined Enterprise in connection with its purchase of certain midstream energy assets from affiliates of Shell Oil Company in 1999. From 1998 to 1999, Mr. Teague served as President of Tejas Natural Gas Liquids, LLC, then an affiliate of Shell. From 1997 to 1998, he was President of Marketing and Trading for MAPCO, Inc. Prior to 1997, he spent 22 years with Dow Inc. (NYSE: DOW) in various roles including Vice President, Hydrocarbon Feedstocks.

Mr. Teague has broad knowledge of the energy industry and significant operating experience. We believe his skills and industry experience qualify him to serve as a member of the Board.
		2017	Class III

Name (Age)	Business Experience During Past 5 Years and Other Information	Director Since	Director Class
Ray N. Walker, Jr. (68)
Ray N. Walker, Jr. has served as a member of the Board since August 2018 and currently serves as Chairman of our Compensation Committee . Mr. Walker served as the Chief Operating Officer of Encino Energy, a private oil and gas acquisition and development company, from September 2018 until its acquisition by EOG Resources Inc. (NYSE: EOG) in August 2025. Mr. Walker retired as Executive Vice President and Chief Operating Officer of Range Resources Corporation (NYSE: RRC) (“Range Resources”) in April 2018. Range Resources is a publicly traded, independent natural gas, natural gas liquids and oil company engaged in the exploration, development and acquisition of natural gas and crude oil properties. Mr. Walker joined Range Resources in 2006 and was elected to the role of Executive Vice President and Chief Operating Officer in January 2014. Previously, Mr. Walker served as Senior Vice President – Chief Operating Officer, Senior Vice President – Environment, Safety and Regulatory and Senior Vice President – Marcellus Shale for Range Resources where he led the development of Range Resources’ Marcellus Shale division. Mr. Walker currently serves on the board of directors of MPLX LP (NYSE: MPLX), a publicly traded, diversified, large-cap master limited partnership that owns and operates midstream energy infrastructure and logistics assets and provides fuels distribution services. Since March 2026, Mr. Walker has served on the board of directors of Presidio Production Company (NYSE: FTW), the combined company formed by Presidio Petroleum and EQV Ventures Acquisition Corp. focused on the acquisition and optimization of producing oil and gas assets without drilling. Mr. Walker is a petroleum engineer with more than 45 years of oil and gas operations and management experience having previously been employed by Halliburton Company (NYSE: HAL) in various technical and management roles, Union Pacific Resources and several private companies in which Mr. Walker served as an officer. Mr. Walker has a Bachelor of Science degree in Agricultural Engineering with honors from Texas A&M University.

Mr. Walker has broad knowledge of the energy industry and significant operating experience. We believe his skills and industry experience qualify him to serve as a member of the Board.
		2018	Class II

M. Max Yzaguirre (65)
M. Max Yzaguirre has served as a member of our Board since January 2025 and currently serves as a member of our Audit Committee. Mr. Yzaguirre has over 40 years of leadership experience in domestic and international business, government and law, and expertise in a wide variety of industries and sectors, including electricity, oil and gas, banking, real estate, telecommunications and private equity investing. Mr. Yzaguirre previously served as an Executive Chairman of Forbes Bros. Holdings, Ltd. (“Forbes”) from June 2019 to February 2021 and as Chairman of Forbes and Chief Executive Officer of Forbes
		2025	Class I

Name (Age)	Business Experience During Past 5 Years and Other Information	Director Since	Director Class

Bros. USA, Inc. from May 2017 to June 2019. Prior to joining Forbes, Mr. Yzaguirre served as the Chief Executive Officer of the Yzaguirre Group, LLC from June 2006 to June 2017. Mr. Yzaguirre currently serves as a member of the board and as a member of the Finance, Innovation, Audit and Compensation & Talent Development Committees of Altria Group, Inc. (NYSE: MO) since May 2022 and as a member of the board and as a member of the Risk and Compensation Committees of WaFd, Inc. (NASDAQ: WAFD) and WaFd Bank since February 2024. Mr. Yzaguirre has also previously served on the boards of Aris Water Solutions, Inc. (formerly NYSE: ARIS) from October 2021 until its acquisition by Western Midstream Partners, LP (NYSE: WES) in October 2025, Luther Burbank Corporation and Luther Burbank Savings (an FDIC insured, California-chartered bank) from October 2021 to February 2024 and BBVA USA Bancshares, Inc. and BBVA USA Bank from June 2009 until June 2021, where he served in various roles including, as a board member, Chairman of the Risk Committee, Audit & Compliance Committee and Compensation Committee and member of the Executive Committee. Mr. Yzaguirre has also previously served as Chairman of the Public Utility Commission of Texas, on the Board of Directors of ERCOT, on the Board of Directors of the Texas Business Hall of Fame Foundation (including serving as its Chairman), and on the Board of Directors of the Texas Wildlife Association. He obtained a Bachelor of Business Administration degree from the University of Texas at Austin in 1983 and a Juris Doctorate degree with Honors from the University of Texas School of Law in 1986.

We believe that Mr. Yzaguirre’s extensive experience, including that related to energy and financial industries, qualifies him to effectively serve as a member of the Board.

Vote Required
The plurality of the votes validly cast at the Annual Meeting is required to elect each Director nominee. The three Director nominees receiving the highest number of votes will be elected as Class III Directors. You may vote for all the Director nominees, withhold authority to vote your shares for all the Director nominees or withhold authority to vote your shares with respect to any one or more of the Director nominees. Withholding authority to vote your shares with respect to one or more Director nominees will have no effect on the election of the nominees in Proposal 1. Brokers do not have the authority to exercise their discretion with respect to this proposal if they do not receive instructions from the beneficial owner. Therefore, it is important that you vote your shares by proxy or in person at the Annual Meeting. If you submit a signed proxy card but do not give voting instructions as to how your shares of Common Stock should be voted, your shares will be voted in accordance with the recommendations of our Board stated in this Proxy Statement.
Recommendation
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE CLASS III NOMINEES FOR DIRECTOR NAMED IN THIS PROXY STATEMENT.

Board Independence
The Board has determined that each of the following Directors is independent within the meaning of the listing standards of the NYSE:
Laurie H. Argo
James R. Burke
Edgar R. Giesinger
W. Howard Keenan, Jr.
A. James Teague
Ray N. Walker, Jr.
M. Max Yzaguirre
Mr. Zartler and Ms. Brock are not deemed independent because they serve as our Co-Chief Executive Officers, and Ms. Durrett is not deemed independent because she serves as our Chief Administrative Officer. Under the independence standards promulgated by the NYSE, the Board must have a majority of independent directors. The Board has evaluated the independence of the members of the Board under the independence standards promulgated by the NYSE. For a Director to qualify as independent, the Board must affirmatively determine that the Director has no material relationship with the Company, either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company. In addition, the Board must assess each Director’s independence under the bright-line tests set forth in the NYSE standards. In conducting this evaluation, the Board and Nominating and Governance Committee considered transactions and relationships between each Director nominee or his or her immediate family and the Company, including personal relationships between Directors and management, to determine whether any such transactions or relationships were material and, therefore, inconsistent with a determination that each such Director nominee is independent. With respect to Mr. Keenan, the Board considered the fact that he is a manager of Yorktown X Associates LLC, the sole general partner of Yorktown X Company L.P., which is the sole general partner of Yorktown Energy Partners X, L.P., a significant Company stockholder. Mr. Keenan disclaims beneficial ownership of the shares held by Yorktown Energy Partners X, L.P., and the Board determined that this relationship is not inconsistent with a determination that Mr. Keenan is independent. With respect to Mr. Teague, the Board considered the fact that he is a director and Co-Chief Executive Officer of Enterprise LP, which is a customer of the Company. The Board evaluated the amount of revenue that the Company received from Enterprise LP during the year ended December 31, 2025 and Mr. Teague’s ownership in Enterprise LP and determined that this relationship is not inconsistent with a determination that Mr. Teague is independent.
Audit Committee. The Board has determined that all of the members of the Audit Committee meet the independence requirements under the NYSE and SEC rules and regulations applicable to audit committee members. Additionally, the Board has determined that each member of the Audit Committee is “financially literate” within the meaning of the applicable rules of the SEC and the listing standards of the NYSE and that Mr. Giesinger meets the requirements for being an “audit committee financial expert,” as that term is defined by applicable SEC rules. No member of the Audit Committee serves on the audit committee of more than three public companies.
Compensation Committee. The Board has determined that all of the members of the Compensation Committee are independent within the meaning of the listing standards of the NYSE applicable and as “non-employee directors” under Section 16 of the Exchange Act.
Nominating and Governance Committee. The Board has determined that all of the members of the Nominating and Governance Committee are independent within the meaning of the listing standards of the NYSE.

Stockholder Communications
Interested parties may contact the Board, or the non-management Directors as a group, at the following address:
Board of Directors or Non-Management Directors
c/o Solaris Energy Infrastructure, Inc.
9651 Katy Freeway
Suite 300
Houston, Texas 77024
Communications may also be sent to individual Directors at the above address. Communications to Directors will be reviewed and referred in compliance with the Company’s Corporate Governance Guidelines to the addressee to the extent appropriate.
Communications to the Board, the non-management Directors or any individual Director that relate to the Company’s accounting, internal accounting controls or auditing matters will also be referred to the Chairman of the Audit Committee. Other communications will be referred to the appropriate Committee Chairman and may also be sent, as appropriate, to the Company’s Chief Administrative Officer or Chief Legal Officer.

BOARD OF DIRECTORS, COMMITTEES OF THE BOARD OF DIRECTORS AND
MEETING ATTENDANCE
The Board met ten times and acted by unanimous written consent eight times during 2025. Each Director attended at least 75% of all meetings of the Board and the Committees of which each such Director was a member during 2025. Pursuant to the Company’s Corporate Governance Guidelines, Directors are encouraged to attend the Annual Meeting, and all Directors that were Directors as of the date of the 2025 Annual Meeting attended the 2025 Annual Meeting of Stockholders.
On April 26, 2025, Mr. Parker, a member of the Board, passed away. Effective October 16, 2025, the Board appointed Ms. Brock as Co-Chief Executive Officer of the Company and as a Class I Director, with a term expiring at the 2027 annual meeting of stockholders, until she is either reelected or her successor is elected and qualified, or until her earlier death, resignation or removal, to fill the vacancy created by Mr. Parker’s passing.
The primary function of the Board is oversight, which includes among other matters, oversight of the principal risk exposures to the Company. To assist the Board in this role, the Audit Committee periodically requests the Company’s internal auditor to conduct a review of enterprise risks associated with the Company. The internal audit firm reports its findings and assessments to the Audit Committee, which then reports the findings to the Board as a whole.
Mr. Zartler is our Chairman and has served as a Director of the Board since February 2017, our Chief Executive Officer since July 2018 and our Co-Chief Executive Officer since October 2025. The independent members of the Board believe the combined role of Chairman and Chief Executive Officer promotes unified leadership and direction for the Company, which allows for a clear focus for management to execute the Company’s strategy and business plans. As a Chief Executive Officer, the Chairman is best suited to ensure that critical business issues are brought before the Board, which enhances the Board’s ability to develop and implement business strategies. To ensure a strong and independent Board, all Directors of the Company, other than Mr. Zartler and Mses. Brock and Durrett, are independent. In addition, the Company’s Corporate Governance Guidelines provide that the Board will either designate one of its members as the Lead Independent Director or establish a procedure by which a Lead Independent Director is chosen to preside over the meetings of the non-management directors and to provide, in conjunction with the Chairman and Co-Chief Executive Officers, leadership and guidance to the Board. In April 2025, the Board determined that Mr. Giesinger would serve as the Lead Independent Director for executive sessions of the non-management directors going forward, and Mr. Giesinger has continued to serve in this position since that time. Mr. Giesinger’s duties as Lead Independent Director include serving as a liaison between the Chairman and the independent Directors of the Board and having the authority to call meetings of the independent Directors.
The Board has an Audit Committee, Compensation Committee and Nominating and Governance Committee. The Audit Committee, the Compensation Committee and the Nominating and Governance Committee are each currently comprised of three members. The charters of each of these Committees and the Company’s Corporate Governance Guidelines are available free of charge on the Company’s website at www.solaris-energy.com or by writing to the Company at: Solaris Energy Infrastructure, Inc., c/o Corporate Secretary, 9651 Katy Freeway, Suite 300, Houston, Texas 77024. The Board votes annually on the membership and chairmanship of all Committees.
Audit Committee. The Audit Committee currently consists of Edgar R. Giesinger (Chairman), Laurie H. Argo and M. Max Yzaguirre. The Audit Committee met four times and acted by written consent twice during 2025. The Audit Committee appoints and retains the Company’s independent registered public accounting firm, approves the fee arrangement and scope of the audit, reviews the financial statements and the independent registered public accounting firm’s report, considers comments made by the independent registered public accounting firm with respect to the Company’s internal control structure and reviews internal accounting procedures and controls with the Company’s financial and accounting staff. The Audit Committee also conducts the review of the non-audit services provided by the independent registered public accounting firm to determine their compatibility with its independence. Before the independent registered public accounting firm is engaged by the Company or its subsidiaries to render audit or non-audit services, the Audit Committee must pre-approve the engagement. Pre-approval of audit and non-audit services is not required if the engagement for the services is entered into pursuant to pre-approval policies and procedures established by the Audit Committee. The Chairman of the Audit Committee has the authority to grant pre-approvals, provided such approvals are within the pre-approval policy and presented to the Audit Committee at a subsequent meeting. The Audit Committee reviews the independent registered public accounting firm’s performance, qualification and quality control procedures and establishes policies for: (i) the pre-approval of audit and permitted non-audit services by the independent registered public accounting firm; (ii) the hiring of former employees of the independent registered public accounting firm; and (iii) the submission and confidential treatment of concerns from employees or others about accounting, internal controls, auditing or other matters.
The Audit Committee reviews with management the Company’s disclosure controls and procedures and internal control over financial reporting and the processes supporting the certifications of the Co-Chief Executive Officers and Chief Financial Officer. It also reviews with management and the Company’s independent registered public accounting firm the Company’s critical accounting policies. The Audit Committee reviews the Company’s annual and quarterly SEC filings and other related Company disclosures. The Audit Committee reviews the Company’s compliance with the Code of Business Conduct and Ethics as well as other legal and regulatory matters. The Audit Committee reviews related party transactions in accordance with the Company’s Related Persons Transactions Policy and applicable SEC guidelines.
In performing these duties, the Audit Committee has full authority to: (i) investigate any matter brought to its attention with full access to any officer, employee or advisor of the Company to meet with the Audit Committee or any advisors engaged by the Audit Committee; (ii) retain outside legal, accounting or other consultants to advise the Audit Committee; and (iii) request any officer or employee of the Company, the Company’s in-house or outside counsel, internal audit service providers or independent registered public accounting firm to attend a meeting of the Audit Committee or to meet with any members of, or consultants to, the Audit Committee.
Compensation Committee. The Compensation Committee currently consists of Ray N. Walker, Jr. (Chairman), Laurie H. Argo and A. James Teague. The Compensation Committee met three times and acted by unanimous written consent twice during 2025. The Compensation Committee generally, among other things, (i) establishes policies relating to the compensation of the non-employee Directors, officers and key management employees of the Company; (ii) reviews and approves the compensation of the non-employee Directors, officers and the Co-Chief Executive Officers; (iii) reviews and make recommendations to the Board with respect to incentive-compensation plans and equity-based plans; (iv) oversees the administration of the Company’s equity compensation plans; (v) reviews and approves periodically, but no less than annually, the Company’s compensation goals and objectives with respect to its officers, including oversight of the risks associated with the Company’s compensation programs; (vi) evaluates and approves post-service arrangements with management; and (vii) establishes and reviews periodically the Company’s perquisite policies for management and Directors. The Compensation Committee has determined that none of the Company’s compensation policies and practices are reasonably likely to have a material adverse effect on the Company.
In performing its duties, the Compensation Committee has ultimate authority and responsibility to engage and terminate any compensation consultant, legal counsel or other adviser (together “advisers”) to assist in determining appropriate compensation levels for the Co-Chief Executive Officers or any other member of the Company’s management and to approve the terms of any such engagement and the fees of any such adviser. In addition, the Compensation Committee may also request that any officer or other employee of the Company (including the Company’s senior compensation or human resources executives), the Company’s in-house or outside counsel, or any other person meet with any members of, or consultant to, the Compensation Committee. In addition to information provided by outside compensation consultants, the officers of the Company may also collect peer group compensation data for review by the Compensation Committee. Upon consultation with, and recommendations by, the Company’s Co-Chief Executive Officers, the Compensation Committee sets the compensation policy for Directors and executive officers as well as the Company as a whole.
Nominating and Governance Committee. The Nominating and Governance Committee currently consists of Laurie H. Argo (Chairperson), James R. Burke and Edgar R. Giesinger. The Nominating and Governance Committee acted unanimously in recommending the nomination of the Class III Directors in Proposal No. 1 to the Board for election by the stockholders at the Annual Meeting. The Nominating and Governance Committee met twice and acted by unanimous written consent twice during 2025. The Nominating and Governance Committee Charter sets forth the Nominating and Governance Committee’s responsibility to establish and periodically review the Company’s corporate governance principles and guidelines. These principles and guidelines address, among other matters, the size, composition and responsibilities of the Board and its Committees, including their oversight of management. The Nominating and Governance Committee also advises the Board with respect to the charter, structure and operation of each Committee of the Board. The Nominating and Governance Committee oversees the evaluation of the Board and officers of the Company and reviews and periodically reports to the Board on matters concerning Company succession planning. The Nominating and Governance Committee may retain outside consultants to advise it and has full access to any officer, employee or advisor of the Company to meet with the Nominating and Governance Committee or any advisors engaged by the Nominating and Governance Committee. The Nominating and Governance Committee has the ultimate authority and responsibility to engage or terminate any outside consultant, to identify Director candidate(s) and to approve the terms and fees of such engagement of any such consultant. The Nominating and Governance Committee may also request that any officer or other employee of the Company, the Company’s outside counsel, or any other person meet with any members of, or consultants to, the Nominating and Governance Committee.
The Company’s Board has charged the Nominating and Governance Committee with identifying individuals qualified to become members of the Board and recommending Director nominees for each Annual Meeting of Stockholders, including the recommendation of nominees to fill any vacancies on the Board. The Nominating and Governance Committee considers Director candidates suggested by its members, other Directors, officers and stockholders. Stockholders desiring to make such recommendations should timely submit the candidate’s name, together with biographical information and the candidate’s written consent to be nominated and, if elected, to serve to: Chairman, Nominating and Governance Committee of the Board of Directors of Solaris Energy Infrastructure, Inc., 9651 Katy Freeway, Suite 300, Houston, Texas 77024. To assist it in identifying Director candidates, the Nominating and Governance Committee is also authorized to retain, at the expense of the Company, third party search firms and legal, accounting, or other advisors, including for purposes of performing background reviews of potential candidates. The Nominating and Governance Committee provides guidance to search firms it retains about the particular qualifications the Board is then seeking.
All Director candidates, including those recommended by stockholders, are evaluated on the same basis. Candidates are selected for their character, judgment, business experience and specific areas of expertise, among other relevant considerations, such as the requirements of applicable law and listing standards (including independence standards), and a wide range of perspectives. The Board recognizes the importance of soliciting new candidates for membership on the Board and that the needs of the Board, in terms of the relative experience and other qualifications of candidates, may change over time. In determining the needs of the Board and the Company, the Nominating and Governance Committee considers the qualifications of sitting Directors and consults with the Board, the Chairman of the Board and certain other officers and, where appropriate, external advisors. All Directors are expected to exemplify the highest standards of personal and professional integrity and to assume the responsibility of challenging management through their active and constructive participation and questioning in meetings of the Board and its various Committees, as well as in less formal contacts with management. Director candidates, other than sitting Directors, are interviewed at the direction of the Nominating and Governance Committee, which may include (at the Nominating and Governance Committee’s direction) interviews by the Chairman of the Board, other Directors and certain other officers, and the results of those interviews are considered by the Nominating and Governance Committee in its deliberations.
Hedging, Pledging and Insider Trading Policies. The Company adopted an insider trading policy (“Insider Trading Policy”) governing the purchase, sale and other dispositions of the Company’s securities that applies to Directors, officers and employees, and to the Company itself in the repurchase of its own securities. We believe our Insider Trading Policy and repurchase procedures are reasonably designed to promote compliance with insider trading laws, rules and regulations, and the listing standards applicable to the Company. A copy of the Company’s Insider Trading Policy was filed as Exhibit 19.1 to its Annual Report on Form 10-K for the year ended December 31, 2024. The Company’s Insider Trading Policy prohibits hedging or monetization transactions, whether direct or indirect, involving the Company’s securities, including transactions involving Company-based derivative securities, regardless of whether the covered person is in possession of material, non-public information, except with respect to holding, exercising or settling of securities granted under the Company’s equity incentive plan. The Company’s Insider Trading Policy also prohibits the pledging of Company securities as collateral, subject to receipt of a waiver of this prohibition from the Audit Committee.

RELATED PARTY TRANSACTIONS
Our Board has adopted a written related party transactions policy, pursuant to which a “Related Party Transaction” is defined pursuant to Item 404 of Regulation S-K. Pursuant to this policy, our Audit Committee will review all material facts of all Related Party Transactions and either approve or disapprove entry into the Related Party Transaction, subject to certain limited exceptions. In determining whether to approve or disapprove entry into a Related Party Transaction, our Audit Committee shall take into account, among other factors, the following: (i) whether the Related Party Transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and (ii) the extent of the Related Person’s interest in the transaction. Furthermore, the policy requires that all Related Party Transactions required to be disclosed in our filings with the SEC be so disclosed in accordance with applicable laws, rules and regulations. There have been no Related Party Transactions since January 1, 2025 where the procedures described above did not require review, approval or ratification or where these procedures were not followed.
In 2017, we entered into the following Related Party Transactions, which were ongoing during 2025: (i) in connection with the closing of the IPO, the Company entered into agreements with the Original Investors, that include (a) a registration rights agreement in which we agreed to register the sale of shares of our Class A Common Stock under certain circumstances; (b) the Solaris LLC Agreement pursuant to which each Original Investor has, subject to certain limitations, the right to cause Solaris LLC to acquire all or a portion of its Solaris LLC Units for, at Solaris LLC’s election, (x) shares of our Class A Common Stock at a redemption ratio of one share of Class A Common Stock for each Solaris LLC Unit redeemed, subject to the conversion rate adjustments for stock splits, stock dividends and reclassification and other similar transactions, or (y) an equivalent amount of cash, and, in connection therewith, a corresponding number of shares of Class B Common Stock will be cancelled; and (c) a tax receivable agreement that generally provides for the payment by the Company to the Original Investors and their permitted transferees of 85% of the net cash savings, if any, in U.S. federal, state and local income tax and franchise tax that the Company actually realizes (computed using simplifying assumptions to address the impact of state and local taxes) or is deemed to realize in certain circumstances in periods after the IPO; and (ii) administrative services arrangements with Solaris Energy Management, LLC and Blanco Air Services, LLC, companies owned by Mr. Zartler, the Chairman of the Board and Co-Chief Executive Officer of the Company, for the provision of certain services, including rent paid for office space, travel services, and other administrative support, to us at cost, which totaled approximately $700,000 and $300,000 for the fiscal years ending December 31, 2025 and 2024, respectively. The Company did not include any prepaid expenses and other current assets on the consolidated balance sheets as of December 31, 2025. As of December 31, 2024, the Company included $100,000 in related prepaid expenses and other current assets on the consolidated balance sheets. Additionally, as of each of December 31, 2025 and 2024, the Company included $100,000 of accruals to related parties in accrued liabilities on the consolidated balance sheet.
MER Acquisition
On July 9, 2024, we entered into a contribution agreement (the “Contribution Agreement”), with Solaris LLC, John A. Johnson, an individual resident of the State of Florida, John Tuma, an individual resident of the State of Texas, J Turbines, Inc., a Delaware corporation (“J Turbines”) and KTR Management Company, LLC, a Texas limited liability company (“KTR” and, together with J Turbines, the “Contributors”), pursuant to which the Contributors agreed to contribute (the “Contribution”) all of the issued and outstanding equity interests of Mobile Energy Rentals LLC, a Texas limited liability company (“MER”) to Solaris LLC, subject to terms and conditions set forth therein (the “MER Acquisition”), which closed on September 11, 2024 (the “Closing Date”). On the Closing Date, the Contribution was consummated and Solaris LLC received 100% of the issued and outstanding equity interests of MER, with aggregate consideration for the Contribution consisting of the issuance of 16,464,778 Solaris LLC units and an equal number of shares of Class B Common Stock with the fair value of the total purchase consideration transferred as approximately $323.1 million.
In connection with the MER Acquisition, we acquired a lease agreement for commercial real estate with KTR, which, as of December 31, 2025, owned 13.0% of the outstanding shares of our Class B Common Stock, representing 2.9% of the total voting shares. As of December 31, 2025, we recognized an operating lease right-of-use asset and a corresponding operating lease liability of $100,000, split between current and non-current portions, on the consolidated balance sheets. For the year ended December 31, 2025, we incurred $200,000 of rental expense related to the commercial real estate lease, included in cost of services on the consolidated statements of operations. During the fourth quarter 2024, we also began a short-term rental of equipment from

KTR. For the year ended December 31, 2025, we incurred $300,000 of rental expense related to the equipment rental, included in cost of leasing revenue on the consolidated statements of operations, and $100,000 of fuel, utility and travel expenses. During the year ended December 31, 2025, the Company also purchased certain equipment from KTR for $2.0 million, included in property, plant and equipment, net on the consolidated balance sheets. The equipment was purchased at cost with no markup, representing the same price the Company would have paid in an arm’s-length transaction with an unrelated party.
Registration Rights
In connection with the MER Acquisition, the Contribution Agreement additionally provided for registration rights to J Turbines, KTR and/or such parties’ designees who received all or part of the equity consideration (“Holders”), pursuant to which we agreed to, on the terms set forth therein, register for resale the shares of Class B Common Stock received by the Holders as a result of the Contribution.
Blackrock
On May 2, 2025, we issued $155.0 million aggregate principal amount of 4.75% Convertible Senior Notes due 2030 (the “2030 Notes”). In connection with the issuance of the 2030 Notes, BlackRock Portfolio Management LLC (“BlackRock”), which held more than 5% of the total outstanding shares of our Common Stock at the time the 2030 Notes were issued, purchased an aggregate principal amount of $55.0 million of the 2030 Notes at the public offering price. The Audit Committee approved BlackRock’s participation in the 2030 Notes offering on April 30, 2025 in accordance with our related party transactions policy.
On October 8, 2025, we issued $747.5 million aggregate principal amount of the 0.25% Convertible Senior Notes due 2031 (the “2031 Notes”). In connection with the issuance of the 2031 Notes, BlackRock purchased an aggregate principal amount of $120.0 million of the 2031 Notes at the price to the public. The Audit Committee approved BlackRock’s participation in the 2031 Notes offering on October 6, 2025 in accordance with our related party transactions policy. As of December 31, 2025, BlackRock no longer held more than 5% of our total outstanding shares of Common Stock.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
None of our executive officers currently serves, nor served at any time during 2025, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board.

CODE OF BUSINESS CONDUCT AND ETHICS
The Company has adopted a Corporate Code of Business Conduct and Ethics that applies to its Directors and employees, including its Co-Chief Executive Officers, President, Chief Financial Officer and Chief Accounting Officer. The Corporate Code of Business Conduct and Ethics, including future amendments, is available free of charge on the Company’s website at www.solaris-energy.com or by writing to the Company at: Solaris Energy Infrastructure, Inc., c/o Corporate Secretary, 9651 Katy Freeway, Suite 300, Houston, Texas 77024. The Company will also post on its website any amendment to or waiver under the Corporate Code of Business Conduct and Ethics granted to any of its Directors or executive officers. No such waivers were requested or granted in 2025.

DIRECTOR COMPENSATION
We believe that attracting and retaining qualified non-employee Directors is critical to the future value growth and governance of our Company. We also believe that a significant portion of the total compensation package for our non-employee Directors should be equity-based to align the interests of directors with our stockholders.
As a result, we have maintained a non-employee Director compensation program since our IPO, which is reviewed annually by the Compensation Committee:
•
an annual cash retainer, valued at $100,000 for the Chairperson of the Audit Committee, $90,000 for the Chairperson of the Compensation Committee, $85,000 for Chairperson of the Nominating and Governance Committee, and $75,000 for all other non-employee Directors, plus an additional cash retainer of $20,000 for the Lead Independent Director, in each case, payable quarterly in arrears;

•	an annual equity-based award with an aggregate fair market value (determined on the date of grant) of $155,000 for all non-employee Directors; and
•
an annual equity-based award with an aggregate fair market value (determined on the date of grant) of $10,000 for each member of the Audit Committee (including the Chairperson) and $5,000 for each member of the Compensation Committee and Nominating and Governance Committee (including the respective Chairpersons).

We do not pay any additional fees for attendance at Board or Committee meetings, but we do reimburse each Director for reasonable travel and out-of-pocket expenses incurred to attend meetings and activities of the Board or its Committees. Directors who are also our employees will not receive any additional compensation for their service on the Board.
Mr. Zartler and Ms. Brock, our Co-Chief Executive Officers, and Ms. Durrett, our Chief Administrative Officer, do not receive any additional compensation for their service on the Board. The following table sets forth information regarding the compensation of our non-employee directors during the year ended December 31, 2025.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Laurie H. Argo	$80,000	$175,000	$255,000
James R. Burke	$70,000	$160,000	$230,000
Edgar R. Giesinger	$107,500	$170,000	$277,500
W. Howard Keenan, Jr.	$70,000	$155,000	$225,000
F. Gardner Parker(2)	$31,667	—	$31,667
A. James Teague	$70,000	$160,000	$230,000
Ray N. Walker, Jr.	$79,167	$160,000	$239,167
M. Max Yzaguirre(3)	$64,583	$235,004	$299,587

(1)
Amounts shown in this column reflect the aggregate grant date fair value of the restricted stock awards granted under the Solaris Oilfield Infrastructure, Inc. 2017 Long-Term Incentive Plan, as amended (the “LTIP”) in August 2025 to our non-employee Directors, calculated in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, disregarding estimated forfeitures. For additional information about the assumptions used in the valuation of these awards, see Note 14 to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2025. As of December 31, 2025, Messrs. Teague, Walker, and Burke each held 5,696 unvested shares of restricted stock, Ms. Argo held 6,275 unvested shares of restricted stock, Mr. Giesinger held 6,052 unvested shares of restricted stock, Mr. Yzaguirre held 8,324 unvested shares of restricted stock (which includes shares attributable to his sign-on equity grant, as described further in footnote (3) below), and Mr. Keenan held 5,518 unvested shares of restricted stock.

(2)
Mr. Parker, an esteemed long-term member of our Board, passed away on April 26, 2025. He is included as a Director for SEC disclosure purposes as he was a Director during a portion of the year ended December 31, 2025.

(3)	Mr. Yzaguirre was appointed to our Board on January 30, 2025. In connection with his appointment, Mr. Yzaguirre received a sign-on equity grant of 2,361 shares of restricted stock.

EXECUTIVE OFFICERS
Set forth below are the name, age, position and description of the business experience of our executive officers (other than those who are also Directors and included above) as of April 1, 2026.

Name	Age	Position with Solaris Energy Infrastructure, Inc.
Kyle S. Ramachandran	41	President
Stephan E. Tompsett	49	Chief Financial Officer
Christopher M. Powell	51	Chief Legal Officer and Corporate Secretary
Christopher P. Wirtz	52	Chief Accounting Officer

Kyle S. Ramachandran—President. Kyle S. Ramachandran joined Solaris at its founding in 2014 and was named President in 2018. Mr. Ramachandran also served as our Chief Financial Officer from our IPO until February 2026. Prior to joining Solaris, Mr. Ramachandran was with Barra Energia, an independent exploration and production company based in Rio de Janeiro, Brazil. Mr. Ramachandran was previously an investor at First Reserve Corporation, a global energy-focused private equity firm. Mr. Ramachandran began his career as an investment banker in the Mergers & Acquisitions Group at Citigroup. Mr. Ramachandran received a Bachelor of Science in Finance and Accounting from the Carroll School of Management Honors Program at Boston College, where he graduated cum laude.
Stephan E. Tompsett—Chief Financial Officer. Stephan E. Tompsett was named our Chief Financial Officer in February 2026. Prior to joining the Company, Mr. Tompsett served as the Chief Financial Officer of Aris from September 2022 until October 2025. From May 2021 until May 2022, Mr. Tompsett served as Chief Financial Officer of Limetree Bay Energy, a large-scale refinery, terminal and logistics hub located in the U.S. Virgin Islands. During his tenure at Limetree Bay Energy, Mr. Tompsett was a member of the turnaround management team responsible for leading the financial restructuring and eventual Chapter 11 bankruptcy filing and sale of Limetree Bay Refining, and the separation and recapitalization of Limetree Bay Terminals. Prior to this, Mr. Tompsett served as the Chief Financial Officer and Treasurer of EagleClaw Midstream Ventures, LLC, a Blackstone portfolio company engaged in natural gas gathering, transportation, and processing in the Delaware Basin from March 2019 to April 2021. Mr. Tompsett served as Vice President and Treasurer of Andeavor (formerly Tesoro Corporation), a Fortune 500 independent refining, marketing and logistics company from September 2016 to October 2018. He began his career at JPMorgan as an investment banker. Mr. Tompsett holds a Master of Business Administration degree from the Red McCombs School of Business at the University of Texas at Austin, and a Bachelor of Science degree in Biology and Mathematics from the University of Texas at Austin.
Christopher M. Powell—Chief Legal Officer and Corporate Secretary. Christopher M. Powell was named our Chief Legal Officer and Corporate Secretary in August 2017. From 2009 to August 2017, Mr. Powell served in various roles of responsibility, including Vice President, General Counsel, Corporate Secretary and Chief Compliance Officer for CARBO Ceramics Inc., a leading technology and services company providing products and services to the global oil and gas and industrial markets. Prior thereto, Mr. Powell served in various legal roles at Baker Hughes Incorporated. Mr. Powell began his career with the international law firm of Norton Rose Fulbright (formerly Fulbright & Jaworski L.L.P.). Mr. Powell obtained his Doctor of Jurisprudence from the University of Houston Law Center, where he graduated magna cum laude. Mr. Powell received a Bachelor of Business Administration in Accounting from Texas A&M University, where he graduated cum laude and was selected as a member of the Mays Business School Fellows Program. Mr. Powell was also a licensed Certified Public Accountant and worked as an auditor with Arthur Andersen LLP prior to obtaining his law degree.
Christopher P. Wirtz—Chief Accounting Officer. Christopher P. Wirtz was named our Chief Accounting Officer in June 2023. Prior to joining Solaris, Mr. Wirtz served as the Controller, Proppant Segment for ProFrac Holding Corp. (NASDAQ: ACDC) (“ProFrac”) from December 2022 to May 2023, which in that time, the Proppant Segment grew from two sand mines to eight, largely through acquisitions. Mr. Wirtz joined ProFrac following ProFrac’s acquisition of U.S. Well Services, Inc. (“U.S. Wells Services”), a provider of high-pressure, hydraulic fracturing services in U.S. unconventional oil and natural gas basins, in November 2022. Mr. Wirtz served as U.S. Well Services’ VP Internal Audit and Process Control from September 2021 to November 2022, in addition to serving as the Corporate Controller from December 2018 to October 2020, Principal Accounting Officer from March 2019 to November 2020 and prior to U.S. Well Services’ business combination, as Controller of U.S. Well Services, LLC from April 2017 to November 2018. Additionally, Mr. Wirtz served as the Chief

Financial Officer for ADS Services, LLC (“ADS Services”), a privately held managed pressure drilling company, from November 2020 until September 2021. Prior to joining U.S. Well Services, LLC, Mr. Wirtz held management and senior level positions at Superior Energy Services, Inc., BJ Services Company, Ernst & Young LLP and Broussard, Poche, Lewis and Breaux. Mr. Wirtz’s over 20 years of accounting experience spans both public and private companies within the energy industry. Mr. Wirtz obtained his Bachelor of Business Administration degree in Accounting from the University of Louisiana at Lafayette and is a Certified Public Accountant.

COMPENSATION DISCUSSION & ANALYSIS
This Compensation Discussion & Analysis (“CD&A”) provides information for our investors to understand our rationale, philosophy and policies with regard to the compensation of our principal executive officers, principal financial officer and our three other most highly-compensated executive officers (collectively, our “NEOs”), including the material compensation decisions made for 2025 and reflected in the executive compensation tables provided below in this Proxy Statement.
Our NEOs for 2025 include:

Name	Title
William A. Zartler	Chairman of the Board and Co-Chief Executive Officer
Amanda M. Brock	Director and Co-Chief Executive Officer
Kyle S. Ramachandran(1)	President and Former Chief Financial Officer
Christopher M. Powell	Chief Legal Officer and Corporate Secretary
Cynthia M. Durrett	Director and Chief Administrative Officer
Christopher P. Wirtz	Chief Accounting Officer

(1)
As previously disclosed in the Company’s Current Report on Form 8-K, filed with the SEC on February 17, 2026, in connection with Stephan E. Tompsett’s appointment as the Company’s Chief Financial Officer and principal financial officer, Mr. Ramachandran ceased to serve as the Company’s Chief Financial officer and principal financial officer, effective February 12, 2026. Mr. Ramachandran continues to serve as the Company’s President.

Compensation Objectives
Our executive compensation program is designed to achieve the following objectives:
•	Build shareholder value and create a shareholder mentality by aligning the interests of our NEOs with our investors;
•	Attract and retain a qualified and motivated management team by offering competitive industry opportunities and providing the majority of NEO compensation in the form of long-term incentives; and
•	Incentivize our NEOs and appropriately reward them for contributions that further the Company’s key short-term and long-term strategic goals and objectives.
2025 Industry and Business Overview
Fiscal year 2025 was a year of strong execution for the Company as our management team delivered growth in power generation capacity while sustaining our established logistics operations. The Company reported revenue of $622.2 million and Adjusted EBITDA of $244.2 million for the year. Power generation equipment served both energy and non-energy end markets, with data centers representing the largest exposure. Cash flows from logistics services supported the expansion of the power generation capacity. The Company made purchase commitments to grow operated capacity to 2.2 GW, while continuing to return capital to shareholders through dividends. For a more detailed definition of the non-GAAP financial measure of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to our most directly comparable financial measure calculated in accordance with GAAP, please see Note 4, “Business Segments,” in the notes to our consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025.
In 2026, the Company expects to maintain cash flow generation from its core operations and to continue deploying capital into power generation equipment. Demand for distributed power solutions is expected to support further growth, including under a new long-term contract for more than 500 MW that begins in January 2027. The management team completed a $748 million convertible bond issuance that retired existing term loan obligations and fully funds planned capital expenditures through 2028. We have raised first-quarter 2026 Adjusted EBITDA guidance to $72–77 million and established second-quarter guidance at $76–84 million.

Compensation Best Practices. The Compensation Committee believes it is important to complement the compensation program with good governance and executive compensation best practices to further support the alignment between stockholders and executives as well as mitigating risks related to compensation levels. Key elements of the program in support of this objective are set forth in the chart below:

WHAT WE DO		WHAT WE DON’T DO
✔	Generally target cash-based compensation that is toward the lower half of our compensation peer group, relying heavily on long-term at-risk incentive based compensation	✘	No excessive perquisites

✔	Determine annual incentive compensation based upon the achievement of pre-established performance goals	✘	No guaranteed bonus or uncapped incentives

✔	Use compensation consultants, independent market data and peer groups to benchmark compensation decisions	✘	No pension plan

✔	Hold regular executive sessions of the Compensation Committee without management present	✘	No option repricing

✔	Base a portion of the long-term incentives upon achievement of certain performance objectives, including performance relative to peers	✘	No hedging, pledging or short-term/speculative trading of Company stock

✔	Annual compensation risk assessment	✘	No excise tax gross ups

✔	Engagement with stockholders regarding pay practices	✘	Utilize pay practices that incentivize decisions that are not in the best interests of the Company and its stockholders

Process for Setting Compensation and Role of Compensation Committee
Our Compensation Committee is comprised entirely of independent, non-employee members of the Board. As set forth in its charter, which is available at www.solaris-energy.com, the Compensation Committee is responsible for, among other things, reviewing and approving the plans, policies and programs of the Company with respect to the compensation for the Company’s executive officers and directors. The Board of Directors believes that the Company’s long-term success depends on the talent of our employees, and the executive compensation program plays a significant role in our ability to attract, retain and motivate the highest quality workforce. The Compensation Committee has designed our compensation program to directly link executive compensation to performance, in order to align the interests of the Company’s executive officers with those of its stockholders. The Compensation Committee evaluates, on an annual basis, industry-specific and general market compensation practices and trends to ensure that our program, and the compensation awarded to our NEOs, remains appropriately competitive while also furthering Company goals and initiatives.
Each year the Compensation Committee reviews the Company’s compensation program against market data and available compensation studies for the Company’s Peer Group (as defined below) as well as the industry in general (the “Market Data”). This review is conducted in light of the Company’s compensation philosophy and key short-term and long-term goals and initiatives. The Compensation Committee retains sole discretion to engage any other compensation consultants it deems necessary and appropriate to aid in their review in order to provide independent and objective market compensation data, conduct compensation analysis, recommend plan design changes and advise on compensation related risks. Any compensation consultant acts solely at the direction of the Compensation Committee and not at the direction of the Company’s management team.

In 2025, the Compensation Committee engaged Pay Governance (the “Compensation Consultant”) to conduct (i) a competitive review of the compensation provided to the Company’s executive leadership team, including the NEOs, and (ii) a comprehensive market benchmarking review of compensation provided to the Company’s non-employee directors. The Compensation Committee has evaluated the Compensation Consultant’s independence pursuant to the requirements of NYSE and SEC rules and has determined that the Compensation Consultant does not have any conflicts of interest in advising the Compensation Committee. The Compensation Committee also reviews Market Data when reviewing the compensation of executives other than the NEOs. The Compensation Consultant compiles compensation surveys for review by the Compensation Committee and management. After review of the Compensation Consultant’s surveys, management provides recommendations of compensation for our directors and NEOs to the Compensation Committee. Such recommendations are generally based upon the data provided by the Compensation Consultant, Market Data and the performance of our management as a team. The Compensation Committee then reviews management’s recommendation with the ability to ask questions of management and may conduct an executive session as needed to discuss compensation.
With respect to the compensation of the NEOs, other than our Co-Chief Executive Officers, the Compensation Committee considers the recommendations of our Co-Chief Executive Officers. The Compensation Committee retains sole authority to establish the compensation of our Co-Chief Executive Officers after initial discussion with the Co-Chief Executive Officers and then independent deliberation in executive session.
Competitive Market Position and Peer Group
We believe that total compensation opportunities for our NEOs should be competitive with opportunities for executive officers in similar positions, with similar experience and with similar responsibilities to those in our Peer Group. We place a heavy emphasis on long-term incentives in the compensation program to align the interests of our management team with long-term shareholder value and to incentivize our team to achieve performance superior to competitors. For 2025, the Market Data provided to the Compensation Committee included compensation information from our Compensation Consultant relative to our Peer Group as well as other broad-based compensation survey sources. Although the Compensation Committee used the Market Data to inform its decisions regarding the form and amount of compensation provided to our NEOs in 2025, the Compensation Committee also considered other factors, including Company performance and strategic priorities, in determining final compensation levels.
For purposes of setting 2025 compensation, the peer group companies (our “Peer Group”) used by the Compensation Consultant and the Compensation Committee included the following companies:

NRG Energy, Inc.	Bloom Energy Corporation
Baker Hughes Company	Advanced Energy Industries, Inc.
NOV Inc.	Archrock, Inc.
Liberty Energy Inc.	Kodiak Gas Services, Inc.
IES Holdings, Inc.	Cactus, Inc.
Talen Energy Corporation	Powell Industries, Inc.
SPX Technologies, Inc.	Hut 8 Corp.

Our Peer Group was selected based on companies that broadly represent the end markets in which our business units serve, with an increasing focus on the power business. While some of these companies have larger market capitalizations or revenue, these companies represent the market in which we most directly compete for qualified and talented professionals.
Positive 2025 Say-on-Pay Vote Outcome
In 2025, we received approximately 99% stockholder support on our say-on-pay advisory vote. The Compensation Committee and Board of Directors considered the results of the advisory vote and in light of its overwhelming support, determined to keep the compensation philosophy and practices for 2025 consistent with prior years.
Objectives of Compensation
The goal of the Company’s compensation program is to help attract and retain qualified executive talent and to strengthen the alignment between executives and stockholders’ interests, thereby enhancing stockholder value.

To achieve this goal, the Compensation Committee’s decisions are guided by the following principles: provide a competitive compensation package; relate compensation to the performance of the Company and the individual; and align employee objectives with the objectives of stockholders by encouraging executive stock ownership and focusing total compensation on long-term incentives. The Compensation Committee sets performance standards to support the Company's continued performance and position the Company competitively within our industry.
In order to achieve these objectives, the Compensation Committee has created a compensation package that combines current and deferred compensation with equity-based compensation. A significant portion of the target compensation for our NEOs is variable or “at risk,” meaning that it can be forfeited, and its value is dependent upon such factors as Company performance and our stock price. This structure requires executives to deliver strong results to realize the full value of their compensation, ensuring that at-risk elements remain in the money only through sustained high performance. A portion of the long-term incentives for our NEOs is performance based and tied to certain shareholder metrics, as discussed below under “LTIP Compensation.” The Company’s compensation program for executive officers consists of the following items:

	ELEMENT	PURPOSE	CHANGES FOR 2025
SHORT- TERM	Base Salary	To provide a consistent, minimum level of pay, sufficient to allow us to attract and retain executives with the appropriate skills and experience for their position	The only modifications reflected changes in roles, responsibilities, prevailing market conditions and data provided by the Compensation Consultant

Annual Cash Incentive
To motivate and reward the achievement of our annual Company and Individual Performance goals:
 •
60% based on the achievement of quantifiable Company Performance Goals
 •
40% based on the achievement of Individual Performance
The only modifications reflected changes in roles, responsibilities, prevailing market conditions and data provided by the Compensation Consultant

LONG- TERM	Long-Term Incentive Award	To ensure retention and drive performance, while aligning the interests of our NEOs with those of our stockholders
None (continued to utilize performance equity based upon total stockholder return benchmarked against pre-determined thresholds as compared internally (Absolute TSR) and against a peer group (Relative TSR))

The Compensation Committee structures executive total direct compensation to emphasize performance through the annual incentive program and long-term incentives. The Compensation Committee recognizes that cash-based compensation is generally positioned below the median of the Peer Group and believes that the compensation mix should be weighted more heavily on long-term incentives to strike a balance promoting long-term returns without motivating or rewarding excessive or inappropriate risk-taking.
Elements of Compensation
Pay Mix
Our compensation program is designed so that the higher an executive’s position in the Company, the greater the percentage of compensation that is contingent on the Company’s performance through long-term incentives. The Company believes that having a significant portion of our NEOs’ compensation at risk better aligns their interests with the long-term interests of the Company and its stockholders. Because performance equity is a portion of the NEOs’ long-term incentives, a majority of our NEOs’ total target direct compensation for fiscal year 2025 was variable, at approximately 97% for one of our Co-Chief Executive Officers, Mr. Zartler, and averaging approximately 82% for our other NEOs.

For purposes of this pay mix disclosure, Ms. Brock, our other Co-Chief Executive Officer, has been excluded because she joined the Company mid-year and received a one-time sign-on award that is not reflective of the total target mix of direct compensation under our compensation program.
The following charts illustrate the total target mix of direct compensation for Mr. Zartler and other NEOs for fiscal year 2025.

Base Salary
Each NEO’s base salary is a fixed component of compensation for performing specific job duties and functions. The Compensation Committee monitors and adjusts salaries for our NEOs over time as necessary to remain competitive with market rates for similarly situated officers at our Peer Group companies and to reflect any changes to the NEO’s role, duties and responsibilities. The base salaries for each NEO were as follows for 2025:

Name	2025 Base Salary
William A. Zartler	$450,000
Amanda M. Brock	$450,000
Kyle S. Ramachandran	$400,000
Christopher M. Powell	$375,000
Cynthia M. Durrett	$350,000
Christopher P. Wirtz	$265,000

Annual Incentive Award
Annual incentive awards are tied to the achievement of performance goals, which are based on both quantitative and qualitative measures as determined by the Compensation Committee in consultation with management. Each year the Compensation Committee, in consultation with management, reviews key short-term strategic initiatives to drive the annual cash-based incentive award. Annual short-term cash incentive awards are based upon targets for each NEO and awarded in light of certain key strategic initiatives and metrics, which are set by the Compensation Committee after review and consultation with management.
Target annual incentive award percentages for each of the NEOs are as follows: Mr. Zartler - 100%, Ms. Brock - 100%, Mr. Ramachandran - 90%, Mr. Powell - 75%, Ms. Durrett - 75% and Mr. Wirtz - 50%. The following key metrics were selected by the Compensation Committee to measure achievement of short-term Company goals: Financial and Operating Metrics (consisting of EBITDA, free cash flow, customer consistency, fully utilized systems deployed and market share), Strategic Initiatives (consisting of total shareholder return, contract tenor and total managed capacity) and Safety (collectively with the Financial and Operating Metrics and the Strategic Initiatives, the “Company Performance”) and Individual Performance. Company Performance accounts for 60% of the eligible annual incentive award with Individual Performance accounting for 40%. The

Compensation Committee retains discretion to adjust these percentages and weighting based upon certain factors within their discretion. At the suggestion of our NEOs, the 2025 thresholds used for the Financial and Operating Metrics and the Strategic Initiatives accounted for approximately 83% of the Company Performance with Safety representing the remaining 17%.
The Compensation Committee maintains an element of discretion in the annual incentive for our NEOs in order to provide the Compensation Committee the flexibility to respond to specific events that are relevant to each NEO’s performance during the year in light of changing market conditions and responsibilities of each NEO. No payout percentage would be earned for a metric if the actual Company performance of that metric was below the threshold level set for that metric below. The Company Performance metrics, their related thresholds and weightings and actual performance for the year ended December 31, 2025 are set forth in the table below:

Performance Metric	Weighting	Target (100% Payout)	Actual Performance	Earned Payout Percentage of Annual Incentive Award
Financial and Operating Metrics	30%	$279 million	$279 million	30%
Strategic Initiatives(1)	20%	Qualitative Assessment	Qualitative Assessment	45%
Safety	10%	0.8	1.38	0%
Individual Performance	40%	N/A	Variable	Variable

(1)
Strategic Initiatives consist of total shareholder return, contract tenor, and total managed capacity. Because these metrics are evaluated on a qualitative basis, the Compensation Committee does not establish numerical targets for each metric.

In 2025, our NEOs focused on capital returns in our business, including operating margins, utilization and performance of our equipment. Upon review of the results of the Company Performance and Individual Performance, the Compensation Committee approved the following annual incentive payouts for each NEO:

Name	Target Annual Incentive (% of Base Salary)	Target Annual Incentive ($)	Performance Achievement Level (% of Target)	Actual 2025 Annual Incentive Payout
William A. Zartler	100%	$450,000	183%	$825,000
Amanda M. Brock(1)	100%	$450,000	46%	$206,000
Kyle S. Ramachandran	90%	$360,000	128%	$460,000
Christopher M. Powell	75%	$281,250	127%	$356,250
Cynthia M. Durrett	75%	$262,500	123%	$322,500
Christopher P. Wirtz	50%	$132,500	108%	$142,500

(1)	Ms. Brock joined the Company in October 2025. Consequently, Ms. Brock received a prorated annual incentive payout.
As discussed above, the Company delivered strong operational and strategic performance in 2025, resulting in above-target achievement under our annual incentive awards. In light of the Company’s significant growth during 2025 and the management team’s successful execution of several key strategic initiatives, the Compensation Committee determined that the resulting payouts appropriately reflect performance against the pre-established performance goals described above and are consistent with, and reinforce our commitment to, our pay-for-performance philosophy.
LTIP Compensation
The LTIP was adopted in May 2017 at the time of our IPO and amended at the 2023 Annual Meeting, and provides a means though which (a) we may attract, retain and motivate qualified persons as employees, directors and consultants, thereby enhancing the profitable growth of the Company and its affiliates and (b) persons upon whom the responsibilities of the successful administration and management of the Company and its affiliates rest, and whose present and potential contributions to the Company and its affiliates are of importance, can acquire and maintain stock ownership or awards the value of which is tied to the performance of the Company, thereby strengthening their concern for the Company and its affiliates.

In 2025, following recommendations by the Co-Chief Executive Officers and review of Market Data, the Compensation Committee approved grants of time-based restricted stock awards (“RSAs”), which provides the grantee the right to receive dividends and vote the underlying shares but does not otherwise grant the NEO any other economic right until the time of vesting. If an NEO terminates service with the Company prior to vesting of the RSA, then, except in limited circumstances, such as a change of control, such RSAs are forfeited and return to the pool of shares available for grant under the LTIP. For 2025, the grant date value of RSAs for the NEOs as a group was initially set at approximately the 50th-75th percentile based on Market Data. For 2025, the RSAs awarded to the NEOs vest ratably over a three-year period.
A portion of our NEOs’ long-term incentive compensation is in the form of awards of performance-based restricted stock units (“PSUs”). The PSUs utilize Absolute Total Shareholder Return (“Absolute TSR”) and Relative Total Shareholder Return (“Relative TSR”) as metrics to measure performance. Relative TSR was measured against the Russell 2000 Index Oil Equipment and Services Subsector for award years 2023 and 2024 and against the Russell 2000 Index for award year 2025. The PSUs are subject to a three-year cycle and vest 25%, 25% and 50% in each of years 1, 2 and 3, respectively, for the Relative TSR PSUs and have a cliff vesting at the end of year 3 for the Absolute TSR PSUs. Given the Company’s strong TSR performance, which exceeded the maximum thresholds for the 2025 performance period under each of the PSU awards granted in 2023, 2024 and 2025, the third tranche of 2023 PSUs grants, the second tranche of the 2024 PSU grants and the first tranche of the 2025 PSU grants tied to Relative TSR and representing years 3, 2 and 1 of the overall performance period applicable to each award, respectively, vested at 200% of the target. The 2023 PSU grants tied to Absolute TSR also vested at 200% of the target.
PSUs provide the NEO the right to receive an amount ranging from 0% to 200% of the target number of PSUs granted based on both the Company’s Absolute and Relative TSR performance during the three-year performance period, subject to the continued employment of the NEO. PSUs will be eligible to receive dividends; however such dividends will not be paid until such time as the PSUs vest, if at all. The tables below shows the Company’s performance targets for the Absolute TSR and Relative TSR PSUs.
ABSOLUTE TSR:

Annualized Absolute TSR	Percentage of Target Award Earned
<5.0%	0%
5%	50%
10%	100%
≥15.0%	200%

*	Linear interpolation between performance levels will be used to determine the actual number of Absolute TSR PSUs that are earned for performance between achievement levels.
RELATIVE TSR:

Percentile Rank	Payout Percentage
≥75%	200%
50%	100%
25%	50%
<25%	0%

*	Linear interpolation between performance levels will be used to determine the actual number of Relative TSR PSUs that are earned for performance between achievement levels.
The Compensation Committee has considered the use of other forms of equity awards, including stock options and restricted stock units, and ultimately determined to use RSAs and PSUs given that they have a less dilutive effect than stock options. Additionally, the Compensation Committee determined that a approach based upon a mix of time-based vesting and performance incentives was appropriate given the Company’s desire to provide our NEOs with a long-term retention-focused award that also aligns the interests of our NEOs with those of our stockholders.

Employment, Severance and Change in Control Agreements
Employment Agreements
None of our NEOs have an employment agreement with the Company.
Change in Control Plan (2025)
The Company previously entered into Change in Control Severance Agreements, which are a form of participation agreement, under the Company’s Change in Control Severance Plan (the “CIC Plan”) with each of its NEOs. The CIC Plan was originally effective as of March 1, 2023 and remained in effect on December 31, 2025. The CIC Plan provided “double trigger” (meaning that both a termination of employment and a change in control must occur) benefits in the event the executive officer is terminated without “cause” or resigns for “good reason” during the 90 days prior to or within 12 months following a “change in control” as each such term is defined in the CIC Plan.
Pursuant to the terms of the CIC Plan, the level of severance benefit for which a participant is eligible is determined based on their designated tier in the CIC Plan (the “Tier”). As of December 31, 2025, the Tier levels for each of the Named Executive Officers was as follows:

Name	CIC Plan Tier Level
William A. Zartler	Tier 1
Amanda M. Brock	Tier 1
Kyle S. Ramachandran	Tier 2
Cynthia M. Durrett	Tier 2
Christopher M. Powell	Tier 2
Christopher P. Wirtz	Tier 2

The benefits provided to each NEO under the CIC Plan were based upon a review of the Market Data provided at the time the Change in Control Severance Agreements were entered into with each of the NEOs and such benefits include:
•
Severance payable in a lump sum in an amount equal to a multiplier of either 2.5 or 3.0 (based on the participant’s Tier) multiplied by the sum of (A) the participant’s annual base salary and (B) the participant’s target annual bonus for the year in which the termination date occurs, payable within sixty (60) days of the termination date;

•
An additional lump sum payment equal to 18 or 24 (based on the participant’s Tier) times the monthly premium for the participant’s and his or her dependents’ participation in the Company’s group health plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), less the amount of employee contributions that would apply to such participation if the participant were an active employee, each determined as of the termination date, payable within sixty (60) days following the termination date;

•
Payment of any earned but unpaid annual bonus, if any, for the fiscal year preceding the fiscal year in which the termination date occurs, payable on the date when bonuses are paid to the Company’s executives for such fiscal year and in all events in the fiscal year that includes the termination date, plus an additional lump sum payment equal to a pro-rata portion of the target annual bonus that the participant was eligible to earn for the fiscal year in which the termination date occurs, based on the number of days the participant was employed during such fiscal year, payable within sixty (60) days following the termination date; and

•
Full vesting of all of the participant’s outstanding unvested restricted stock awards (and any other outstanding and unvested equity incentive awards); provided that, with respect to any PSUs, all performance goals or other vesting criteria will be deemed achieved at the greater of (i) 100% of the target number of PSUs or (ii) the actual achievement applicable performance objectives for such PSUs determined as of the termination date and all other terms and conditions will be deemed met.

A participant’s rights to any severance benefits under the CIC Plan upon a qualifying termination were conditioned upon (i) the participant executing and not revoking a valid separation and general release of claims agreement in a form acceptable to the Company (the “Release”) and (ii) the Release becoming effective and irrevocable in accordance with its terms within sixty (60) days following the participant’s termination date.
Amended and Restated Executive Change in Control Severance Plan (2026)
Effective February 25, 2026, our Compensation Committee, acting pursuant to the authority delegated to it by the Board, approved an amendment to and restatement of the CIC Plan (as amended and restated, the “A&R CIC Plan”). The A&R CIC Plan supersedes and replaces the CIC Plan. As of the date of this proxy statement, each of our NEOs participates in the A&R CIC Plan.
If the Company terminates a Participant’s employment with the Company or any Affiliate without Cause or the Participant resigns for Good Reason during the 90 days prior to or 12-month period following a Change in Control, the Participant is eligible to receive the following Severance Benefits:
•
A lump sum payment in an amount equal to the Participant’s Severance Multiplier multiplied by the sum of (A) the Participant’s Base Pay, (B) the greater of (1) the Participant’s target annual bonus for the fiscal year in which the termination date occurs or (2) the Participant’s actual bonus for the fiscal year preceding the fiscal year in which the termination date occurs, and (C) an amount equal to the grant date fair value (determined in accordance with FASB ASC Topic 718) of all equity awards granted to the Participant during the fiscal year in which the termination date occurs (or, if such equity awards have not yet been granted, the grant date fair value of all equity awards granted to the Participant during the fiscal year preceding the fiscal year in which the termination date occurs), payable on the next regularly scheduled payroll date following the release effective date but in no event later than sixty (60) days following the termination date;

•
Payment of any earned but unpaid annual bonus, if any, for the fiscal year preceding the fiscal year in which the termination Date occurs, payable on the date when bonuses are otherwise paid to the Company’s executives for such fiscal year and in all events in the fiscal year that includes the termination date, payable on the date when bonuses for such fiscal year are otherwise paid to the Company’s executives for such fiscal year, plus an additional lump sum payment equal to a pro-rata portion of the target annual bonus that the Participant was eligible to earn for the fiscal year in which the termination date occurs, based on the number of days the Participant was employed during such fiscal year, payable on the next regularly scheduled payroll date following the release effective date but in no event later than sixty (60) days following the termination date;

•
An additional lump sum payment equal to the Participant’s COBRA Multiplier multiplied by the monthly premium for the Participant’s and his or her dependents’ participation in the Company’s group health plans pursuant to COBRA, less the amount of employee contributions that would apply to such participation if the Participant were an active employee, each determined as of the termination date, payable on the next regularly scheduled payroll date following the release effective date but in no event later than sixty (60) days following the termination date; and

•
Full vesting of all of the Participant’s outstanding unvested restricted stock awards (and any other outstanding and unvested equity incentive awards) settled in accordance with the terms of the applicable award agreement governing such awards; provided that, with respect to any performance-based awards, all performance goals or other vesting criteria will be deemed achieved, without proration, at the greater of (A) 100% of target or (B) the maximum level of achievement if actual performance exceeds target as of the Closing, and such awards shall be settled solely in cash and otherwise in accordance with the terms of the applicable award agreement governing such awards.

A Participant’s rights to any severance benefits under the A&R CIC Plan are conditioned upon (i) executing and not revoking a valid separation and general release of claims agreement in a form acceptable to the Company and (ii) the release becoming effective and irrevocable in accordance with its terms within sixty (60) days following the termination date.
Other Compensation Elements
401(k) Plan. We currently maintain a retirement plan intended to provide benefits under Section 401(k) of the Internal Revenue Code of 1986, as amended (the “Code”) under which employees, including our NEOs, are allowed to contribute portions of their base compensation to a tax-qualified retirement account under the Insperity 401(k) Savings Plan. We provide matching contributions at a rate of $1.00 for each $1.00 of employee contribution, subject to a cap of the lower of (i) 4% of the employee’s salary and (ii) the applicable contribution limits under the Code. Beginning in 2023, the matching contribution percentage was raised to 6%.
Pension and Nonqualified Deferred Compensation. We have not maintained, and do not currently maintain, a defined benefit pension plan or nonqualified deferred compensation plan.
Perquisites and Other Benefits. We provide limited perquisites to our NEOs, which, to the extent required to be reported under applicable SEC rules and regulations, are reflected in our Summary Compensation Table set forth below.
Anti-Hedging and Pledging Policy. Our Insider Trading Policy generally prohibits our directors, employees and officers from hedging and pledging of Company securities by providing that hedging or monetization transactions, whether direct or indirect, involving the Company’s securities and the pledging of Company securities as collateral are prohibited. Short term exceptions to this prohibition (such as temporary margin loans) may be granted depending on specific facts and circumstances. Any exceptions for our directors and officers must be granted by our Audit Committee and will be periodically communicated to the Board. The policy also prohibits transactions involving Company-based derivative securities.
Clawback Policy
In 2023 the Company adopted a clawback policy that complies with the final rules adopted by the SEC and NYSE. The clawback policy requires us to recoup certain incentive-based compensation erroneously awarded to our current and former executive officers in the event of an accounting restatement. The foregoing description is qualified in its entirety by reference to the final form of the clawback policy as adopted.
Risk Assessment
The Compensation Committee reviewed our employee compensation practices and policies and determined that such policies do not encourage excessive or unnecessary risk-taking, and are not likely to have a material adverse effect on the Company.
Policies and Practices Related to the Grant of Certain Equity Awards in Relation to the Release of Material Non-Public Information
We do not currently grant stock options or option-like equity awards as part of our executive compensation program; therefore, we do not currently have a formal practice or policy with respect to the grant of option or option-like awards. Grants under the LTIP are typically made in connection with the annual compensation cycle and are not granted mid-year when the Company could be in possession of material non-public information. During 2025, we did not time the disclosure of material nonpublic information to affect the value of other types of executive compensation awards granted to any service provider.

COMPENSATION COMMITTEE REPORT
The information contained in this Compensation Committee Report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act, or the Exchange Act, except to the extent that the Company specifically incorporates such information by reference in such filing.
The Compensation Committee reviewed and discussed the Compensation Discussion & Analysis required by Item 402 of Regulation S-K promulgated by the SEC with management of the Company, and, based on such review and discussions, the Compensation Committee recommended to the Board that such Compensation Discussion & Analysis be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025.

Compensation Committee of the Board of Directors:

Ray N. Walker, Jr., Chairman
Laurie H. Argo, Member
A. James Teague, Member

COMPENSATION OF EXECUTIVE OFFICERS
Summary Compensation Table
The following table sets forth information, with respect to our NEOs, information relating to compensation earned for services rendered in all capacities during fiscal years 2023, 2024 and 2025.

Name and Principal Position	Year	Salary ($)	Bonus ($)(2)	Stock Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total
William A. Zartler Chairman(1) and Co-Chief Executive Officer	2025	$450,000	$—	$12,574,354	$825,000	$21,000	$13,870,354
	2024	$321,000	$211,100	$2,978,466	$288,900	$20,700	$3,820,166
	2023	$321,000	$—	$1,832,000	$320,000	$19,800	$2,492,800

Amanda M. Brock Co-Chief Executive Officer(6)	2025	$72,692	$—	$6,770,000	$206,000	$—	$7,048,692

Kyle S. Ramachandran President and Former Chief Financial Officer	2025	$400,000	$—	$3,769,061	$460,000	$21,000	$4,650,061
	2024	$350,000	$116,500	$1,183,579	$283,500	$20,700	$1,954,279
	2023	$326,350	$—	$884,682	$293,128	$19,800	$1,523,960

Cynthia M. Durrett Director and Chief Administrative Officer	2025	$350,000	$—	$2,008,842	$322,500	$21,000	$2,702,342
	2024	$285,000	$82,368	$652,640	$192,632	$20,700	$1,233,340
	2023	$267,500	$—	$517,980	$200,224	$19,800	$1,005,504

Christopher M. Powell Chief Legal Officer and Corporate Secretary	2025	$375,000	$—	$1,769,156	$356,250	$21,000	$2,521,406
	2024	$325,000	$55,625	$701,522	$219,375	$20,700	$1,322,222
	2023	$325,000	$—	$540,110	$243,263	$17,274	$1,125,647

Christopher P. Wirtz Chief Accounting Officer(7)	2025	$265,000	$—	$330,548	$142,500	$21,000	$759,048

(1)
Mr. Zartler does not receive any compensation for his service as Chairman of the Board. The amounts reported in this table for Mr. Zartler only reflect compensation for his service as our Co-Chief Executive Officer.

(2)	Amounts shown in this column for 2024 reflect one-time discretionary bonuses paid to our NEOs for exemplary efforts in transforming the Company’s business during 2024.
(3)
Amounts shown in this column for 2025 reflect the aggregate grant date fair value of the awards of restricted stock awards (“RSAs”) and performance-based restricted stock units (“PSUs”) granted under the LTIP in March 2025 to our named executive officers (excluding Ms. Brock), calculated in accordance with FASB ASC Topic 718, disregarding estimated forfeitures. In addition, the amounts disclosed for 2025 include incremental compensation expense recognized in 2025 related to prior-year PSU awards (granted in 2023 and 2024) that were modified on March 1, 2025 to provide for cash settlement. For more information, please see footnote 4 to the Grants of Plan-Based Awards Table. The Company’s closing stock price on February 28, 2025, the last trading day before the March 1, 2025 grant date, was $34.15 per share. The amounts reported for PSUs reflect the grant-date fair value based on the probable outcome of the applicable performance conditions. The aggregate value of the probable PSUs reflected in this column is as follows for each NEO: Mr. Zartler, $3,903,359, Mr. Ramachandran, $1,127,789, Ms. Durrett, $596,576, Mr. Powell, $511,054, and Mr. Wirtz, $98,511. If the maximum amount, rather than the probable amount, were reported in the table with respect to the PSUs, the aggregate value associated with the PSUs would be as follows for each NEO: Mr. Zartler, $7,806,718, Mr. Ramachandran, $2,255,579, Ms. Durrett, $1,193,152, Mr. Powell, $1,022,108, and Mr. Wirtz, $197,023. For additional information about the assumptions used in the valuation of these awards, see Note 16 to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2025.

(4)
Amounts shown in this column for 2025 reflect amounts earned by our named executive officers pursuant to a short-term performance-based incentive bonus arrangement approved by the Board. For more information, please see the section titled “Compensation Discussion & Analysis—Annual Incentive Award” above.

(5)	Amounts shown in this column for 2025 reflect matching contributions under the Company’s 401(k) plan.
(6)
Ms. Brock was appointed Co-Chief Executive Officer of the Company, effective October 16, 2025. The amounts reported in the “Salary” column represent her actual base salary earned from her appointment date through December 31, 2025, based on an annualized base salary of $450,000. The amount in the “Stock Awards” column reflects the aggregate grant date fair value of an initial sign-on equity grant of restricted stock that Ms. Brock received in connection with her appointment as Co-Chief Executive Officer, calculated in accordance with FASB ASC Topic 718. The Company’s closing stock price on October 16, 2025, the grant date of such award, was $54.16. No amounts are reported for fiscal years 2024 or 2023 because Ms. Brock was not an NEO during those years.

(7)	Mr. Wirtz qualified as an NEO for fiscal year 2025. No amounts are reported for fiscal years 2024 or 2023 because Mr. Wirtz was not an NEO during those years.
Grants of Plan-Based Awards Table
The following table describes all non-equity incentive plan awards and equity incentive plan awards for our named executive officers for fiscal year 2025.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards Target(1) ($)	Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)(2)
			Threshold (#)	Target (#)	Maximum (#)
William A. Zartler	—	$450,000	—	—	—	—	—
	March 1	—	—	—	—	225,378	$7,696,659
	March 1	—	37,563	75,126	150,252	—	$3,903,359
	March 1(4)	—	—	—	—	—	$974,336
Amanda M. Brock(3)	—	$450,000	—	—	—	—	—
	October 16	—	—	—	—	125,000	$6,770,000
Kyle S. Ramachandran	—	$360,000	—	—	—	—	—
	March 1	—	—	—	—	65,118	$2,223,780
	March 1	—	10,853	21,706	43,412	—	$1,127,789
	March 1(4)	—	—	—	—	—	$417,492
Cynthia M. Durrett	—	$262,500	—	—	—	—	—
	March 1	—	—	—	—	34,442	$1,176,194
	March 1	—	5,741	11,482	22,964	—	$596,576
	March 1(4)	—	—	—	—	—	$236,072
Christopher M . Powell	—	$281,250	—	—	—	—	—
	March 1	—	—	—	—	29,506	$1,007,630
	March 1	—	4,918	9,836	19,672	—	$511,054
	March 1(4)	—	—	—	—	—	$250,472
Christopher P. Wirtz	—	$132,500	—	—	—	—	—
	March 1	—	—	—	—	5,684	$194,109
	March 1	—	948	1,896	3,792	—	$98,511
	March 1(4)	—	—	—	—	—	$37,928

(1)
The Company’s Non-Equity Incentive Plan does not have threshold or maximum limits. The actual value of bonuses paid to our NEOs for 2025 under this program can be found in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table above.

(2)
Amounts shown in this column reflect the aggregate grant date fair value of the awards of RSAs and PSUs granted under the LTIP in March 2025 to our named executive officers, calculated in accordance with FASB ASC Topic 718, disregarding estimated forfeitures. The grant date fair value of PSUs is based on the probable outcome of the performance conditions as of the date of grant on March 1, 2025, as determined under ASC Topic 718. The Company’s closing stock price on March 1, 2025 was $34.15. For more information regarding the assumptions underlying the valuation of these equity awards, please see footnote (3) to the Summary Compensation Table above.

(3)
Ms. Brock was appointed Co-Chief Executive Officer of the Company, effective October 16, 2025. The amounts reported in the “Grant Date Fair Value of Stock and Option Awards” column reflects the aggregate grant date fair value of an initial sign-on equity grant of restricted stock that Ms. Brock received in connection with her appointment as Co-Chief Executive Officer, calculated in accordance with FASB ASC Topic 718. The Company’s closing stock price on October 16, 2025, the grant date of such award, was $54.16.

(4)
On March 1, 2025, the Compensation Committee approved that the PSUs that were granted in 2023 and 2024 and that vested on March 1, 2025 to be paid out in cash. This was considered a modification since the awards were being accounted for as equity rather than a liability. The modification date is reflected in this “Grant Date” column. The incremental expense recognized for these awards is in the “Grant Date Fair Value of Stock and Option Awards” column.

Outstanding Equity Awards at End of Fiscal Year 2025
The following table reflects all equity awards granted to our named executive officers that were outstanding as of December 31, 2025:

Name	Stock Awards
	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares That Have Not Vested ($)(2)
William A. Zartler	450,381	$20,704,015	378,377	$17,393,991
Amanda M. Brock	125,000	$5,746,250	—	$—
Kyle S. Ramachandran	158,808	$7,300,404	140,482	$6,457,958
Cynthia M. Durrett	86,929	$3,996,126	77,726	$3,573,064
Christopher M. Powell	85,467	$3,928,918	77,849	$3,578,719
Christopher P. Wirtz	21,743	$999,526	13,165	$605,195

(1)	This column reflects RSAs subject to time-based vesting. Such RSAs vest in three equal annual installments on the first three anniversaries of the applicable date of grant.
(2)	Market value is based on the closing price of the Company’s common stock on December 31, 2025, which was $45.97 per share.
(3)
This column reflects PSUs (based on 200% performance) granted in 2025, 2024 and 2023 that are subject to Absolute TSR and Relative TSR performance goals. The Absolute TSR PSUs (which represent half of the PSUs granted) are based on a three-year performance period, while the Relative TSR PSUs (which represent half of the PSUs granted) are divided into three tranches based on each year of a three-year performance period (with 25% eligible to vest after the first year, 25% eligible to vest after the second year and 50% eligible to vest after the third year).

Stock Vested Table
The following table reflects the equity awards granted to our named executive officers in previous years that have vested during fiscal year 2025:

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)(3)	Value Realized on Vesting ($)(2)
William A. Zartler	246,089	$8,403,939
Amanda M. Brock	—	$—
Kyle S. Ramachandran	105,993	$3,619,644
Cynthia M. Durrett	57,542	$1,965,059
Christopher M. Powell	58,460	$1,996,392
Christopher P. Wirtz	12,038	$375,179

(1)
Equity awarded to employees as part of the Company’s incentive plan generally vests on March 1 of each year, subject to the level of achievement with respect to the performance goals applicable to the PSUs. The PSUs vested on March 1, 2025.

(2)
Value realized on shares was assessed using the closing prices on February 28, 2025 and May 31, 2025, the last trading day before the applicable vesting dates of March 1, 2025 and June 1, 2025, which were $34.15 and $27.43 per share, respectively.

(3)	The 2025 PSUs were settled in cash. This column represents the number of shares that would have been acquired had the awards been settled in stock.

Potential Payments Upon Termination or Change in Control
CIC Plan
Under the terms of the CIC Plan, as of December 31, 2025, each of our NEOs was eligible to receive the following severance benefits, subject to compliance with the terms and conditions set forth in the CIC Plan to receive such benefits, in the event of an NEO’s termination without Cause (as defined below) or resignation for Good Reason (as defined below), in each case, within the 90 days prior to a Change in Control (as defined below) or the first anniversary of such change in control:
•
Severance payable in a lump sum in an amount equal to a multiplier of either 2.5 or 3.0 (based on the participant’s Tier) multiplied by the sum of (A) the participant’s annual base salary and (B) the participant’s target annual bonus for the year in which the termination date occurs, payable within sixty (60) days of the termination date;

•
An additional lump sum payment equal to 18 or 24 (based on the participant’s Tier) times the monthly premium for the participant’s and his or her dependents’ participation in the Company’s group health plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), less the amount of employee contributions that would apply to such participation if the participant were an active employee, each determined as of the termination date, payable within sixty (60) days following the termination date;

•
Payment of any earned but unpaid annual bonus, if any, for the fiscal year preceding the fiscal year in which the termination date occurs, payable on the date when bonuses are paid to the Company’s executives for such fiscal year and in all events in the fiscal year that includes the termination date, plus an additional lump sum payment equal to a pro-rata portion of the target annual bonus that the participant was eligible to earn for the fiscal year in which the termination date occurs, based on the number of days the participant was employed during such fiscal year, payable within sixty (60) days following the termination date; and

•
Full vesting of all of the participant’s outstanding unvested restricted stock awards (and any other outstanding and unvested equity incentive awards); provided that, with respect to any PSUs, all performance goals or other vesting criteria will be deemed achieved at the greater of (i) 100% of the target number of PSUs or (ii) the actual achievement of the applicable performance objectives for such PSUs determined as of the termination date, and all other terms and conditions will be deemed met.

Equity Award Agreements
Under the terms of the equity award agreements, each of our NEOs was eligible to receive the following benefits, subject to compliance with the terms and conditions set forth in the equity award agreements to receive such benefits, in the event of a change in control or certain terminations of employment:
•
Change in control: full vesting of all of the participant’s outstanding unvested restricted stock awards and a number of PSUs shall immediately become vested based on the greater of (i) the number of unvested PSUs necessary for a total number of PSUs under each award equal to the target number of PSUs to have become vested PSUs or (ii) the actual achievement of the applicable performance objectives for such PSUs for each performance period that has not yet ended through the date of the change in control.

•
Termination without Cause; Death; Disability: A number of PSUs equal to the Pro-Rata Amount (as defined below) shall become vested PSUs as of the date of such termination of employment based on actual achievement of the applicable performance objectives for such PSUs for each performance period that has not yet ended determined as of the termination date.

“Pro-Rata Amount” means, with respect to each performance period that has not yet ended, a number of unvested PSUs equal to (i) the total number of PSUs subject to such performance period that has not yet ended, multiplied by (ii) a fraction, the numerator of which is the number of whole months between the vesting commencement date and the date of the termination of employment and the denominator of which is the number of whole months during the applicable performance period.

Certain Definitions
For purposes of the CIC Plan and the equity award agreements, the following terms have the meanings set forth below:
•
“Cause” generally means, with respect to an NEO, a determination by the Company in its sole discretion that the Participant has: (i) engaged in gross negligence or willful misconduct in the performance of the NEO’s duties with respect to the Company or an affiliate, (ii) materially breached any material provision of any written agreement between the NEO and the Company or an affiliate or corporate policy or code of conduct established by the Company or an affiliate and applicable to the NEO; (iii) willfully engaged in conduct that is materially injurious to the Company or an affiliate; or (iv) been convicted of, pleaded no contest to or received adjudicated probation or deferred adjudication in connection with, a felony involving fraud, dishonestly or moral turpitude (or a crime of similar import in a foreign jurisdiction).

•	“Change in Control” generally means:
○
(i) Any person (excluding certain qualifying owners or any group of such qualifying owners acting together which would constitute a “group” for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and excluding a corporation or other entity owned, directly or indirectly, by the Company’s stockholders in substantially the same proportions as their ownership of the stock of the Company) is or becomes the “beneficial owner” (within the meaning of Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the then-outstanding voting securities of the Company.

○
(ii) There is consummated a merger or consolidation of the Company with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, the voting securities of the Company immediately prior to such merger or consolidation do not continue to represent or are not converted into more than 50% of the combined voting power of the then-outstanding voting securities of the person resulting from such merger or consolidation or, if the surviving company is a subsidiary, the ultimate parent thereof.

○
(iii) The Company’s stockholders approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement or series of related agreements for the sale or other disposition, directly or indirectly, by the Company of all or substantially all of the Company’s assets, other than such sale or other disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by the Company’s stockholders in substantially the same proportions as their ownership of the Company immediately prior to such sale.

•
“Disability” generally means an NEO becoming eligible for disability benefits under the Company’s long-term disability plan or, if earlier, upon the NEO becoming eligible for Social Security disability benefits.

•
“Good Reason “ generally means, with respect to an NEO, (i) a material diminution in the NEO’s duties, authority or responsibilities from those in effect immediately prior to a Change in Control; (ii) a material reduction in the NEO’s total compensation opportunity in effect immediately prior to a Change in Control; or (iii) a relocation of the NEO’s principal place of employment to a location that is more than 50 miles from his or her place of employment immediately prior to a Change in Control, provided that a relocation from a principal place of employment that is not one of the Company’s principal office locations to one of the Company’s principal office locations shall not constitute “Good Reason”

The table below quantifies the payments and benefits that would have been paid to our Named Executive Officers pursuant to the terms of the CIC Plan and the equity award agreements in the event of a Change in Control or certain terminations of employment with us, had such Change in Control or terminations occurred on December 31, 2025.

Name	Payments and Benefits	Termination without Cause or Resignation for Good Reason 90 days prior to Change in Control through the First Anniversary of Change in Control(1) ($)	Change in Control ($)	Termination without Cause; Death; Disability ($)
William A. Zartler	Cash Severance	$2,700,000(2)	$—	$—
	Bonus-Related	$450,000	$—	$—
	COBRA	$23,931	$—	$—
	Equity Acceleration	$38,098,006(3)	$38,098,006	$11,497,557
	Total	$41,271,937	$38,098,006	$11,497,557
Amanda M. Brock	Cash Severance	$2,700,000(2)	$—	$—
	Bonus-Related	$450,000	$—	$—
	COBRA	$26,913	$—	$—
	Equity Acceleration	$5,746,250(3)	$5,746,250	$—
	Total	$8,923,163	$5,746,250	$—
Kyle S. Ramachandran	Cash Severance	$1,900,000(2)	$—	$—
	Bonus-Related	$360,000	$—	$—
	COBRA	$30,408	$—	$—
	Equity Acceleration	$13,758,362(3)	$13,758,362	$4,536,136
	Total	$16,048,770	$13,758,362	$4,536,136
Cynthia M. Durrett	Cash Severance	$1,578,125(2)	$—	$—
	Bonus-Related	$281,250	$—	$—
	COBRA	$29,084	$—	$—
	Equity Acceleration	$7,569,190(3)	$7,569,190	$2,538,509
	Total	$9,457,649	$7,569,190	$2,538,509
Christopher M. Powell	Cash Severance	$1,593,750(2)	$—	$—
	Bonus-Related	$262,500	$—	$—
	COBRA	$25,678	$—	$—
	Equity Acceleration	$7,507,637(3)	$7,507,637	$2,596,340
	Total	$9,389,565	$7,507,637	$2,596,340
Christopher P. Wirtz	Cash Severance	$993,750(2)	$—	$—
	Bonus-Related	$132,500	$—	$—
	COBRA	$17,546	$—	$—
	Equity Acceleration	$1,604,721(3)	$1,604,721	$384,033
	Total	$2,748,517	$1,604,721	$384,033

(1)	Pursuant to the CIC Plan, NEOs are only eligible for severance benefits if the NEO experiences a termination of employment in connection with a change in control.
(2)
Pursuant to the A&R CIC Plan, the cash severance for each NEO would instead be equal to a lump sum payment in an amount equal to the NEO’s applicable multiplier multiplied by the sum of (A) the NEO’s base pay, (B) the greater of (1) the NEO’s target annual bonus for the fiscal year in which the termination date occurs or (2) the NEO’s actual bonus for the fiscal year preceding the fiscal year in which the termination date occurs, and (C) an amount equal to the grant date fair value (determined in accordance with FASB ASC Topic 718) of all equity awards granted to the NEO during the fiscal year in which the termination date occurs (or, if such equity awards have not yet been granted, the grant date fair value of all equity awards granted to the Participant during the fiscal year preceding the fiscal year in which the termination date occurs). As such, the amount disclosable for each NEO under the A&R CIC Plan for “Cash Severance” would be as follows: $37,500,054 for Mr. Zartler, $23,010,000 for Ms. Brock, $10,278,923 for Mr. Ramachandran, $6,010,050 for Ms. Durrett, $5,390,460 for Mr. Powell and $1,725,300 for Mr. Wirtz.

(3)
Pursuant to A&R CIC Plan, the equity acceleration would instead be equal to the full vesting of all of the NEO’s outstanding unvested restricted stock awards (and any other outstanding and unvested equity incentive awards) settled in accordance with the terms of the applicable award agreement governing such awards; provided that, with respect to any performance-based awards, all performance goals or other vesting criteria will be deemed achieved, without proration, at the greater of (A) 100% of target or (B) 200% if actual performance exceeds target as of the Closing. As of December 31, 2025, with respect to performance-based awards, actual performance was equal to 200%. As such, the amount disclosable for each NEO under the A&R CIC Plan for “Equity Acceleration” would be the same as disclosed in the table for the CIC Plan (which is based on actual performance, or 200% as of December 31, 2025).

Pay Versus Performance Table
The following table is a demonstration of the relationship between the compensation that the Company has paid to its Co-CEOs, William A. Zartler and Amanda M. Brock, the compensation paid to the other named executive officers, and certain financial metrics, for the fiscal years 2021, 2022, 2023, 2024 and 2025.

Year (a)	William A. Zartler		Amanda M. Brock		Average Summary Compensation Table Total for Non-PEO Named Executive Officers (f)	Average Compensation Actually Paid to Non-PEO Named Executive Officers (g)(2)	Value of Initial Fixed $100 Investment Based On:		Net Income (j)	EBITDA (i)
	Summary Compensation Table Total for PEO (b)	Compensation Actually Paid to PEO (c)(1)	Summary Compensation Table Total for PEO (d)	Compensation Actually Paid to PEO (e)(1)			Total Shareholder Return (h)	Peer Group Total Shareholder Return (i)(3)
2025	$13,870,354	$27,136,020	$7,048,692	$6,039,942	$2,658,214	$5,402,646	$685.58	$165.41	$58,402,000	$178,220,000
2024	$3,820,166	$16,939,754	$—	$—	$1,487,819	$5,484,213	$422.56	$163.77	$28,918,000	$95,949,000
2023	$2,492,800	$2,947,691	$—	$—	$1,237,995	$1,458,487	$111.97	$189.20	$38,775,000	$86,087,000
2022	$2,781,816	$4,217,964	$—	$—	$1,191,561	$1,801,910	$132.85	$189.16	$33,512,000	$72,237,000
2021	$1,730,768	$1,845,014	$—	$—	$1,187,650	$1,421,387	$84.36	$118.93	$(1,260,000)	$26,900,000

______________
(1)
The PEO reflected in columns (b) and (c) represents William A. Zartler. The PEO reflected in columns (d) and (e) represents Amanda M. Brock. The non-PEO NEOs reflected in columns (f) and (g) for each of 2021, 2022, 2023, and 2024 are Kyle S. Ramachandran, Cynthia M. Durrett, and Christopher M. Powell. The non-PEO NEOs reflected in columns (f) and (g) for 2025 are Kyle S. Ramachandran, Cynthia M. Durrett, Christopher M. Powell and Christopher P. Wirtz.

(2)
The Company deducted from and added to the Summary Compensation Table total compensation the following amounts to calculate compensation actually paid in accordance with Item 402(v) of Regulation S-K as disclosed in columns (c), (e) and (g) for our PEOs and Non-PEO NEOs in each respective year. As the Company’s NEOs do not participate in any defined benefit plans, no adjustments were required to amounts reported in the Summary Compensation Table totals related to the value of benefits under such plans. Note that, due to rounding, the sum of the adjustments and the compensation actually paid totals may not precisely equal the amounts disclosed in the table.

	2025
Adjustments	PEO (Zartler)	PEO (Brock)	Average of Other NEOs
Deduction for Grant Date Fair Value of Option Awards and Stock Awards Granted in Fiscal Year	$(12,574,354)	$(6,770,000)	$(1,969,402)
Increase for Fair Value at Fiscal Year-End of Outstanding and Unvested Option Awards and Stock Awards Granted in Fiscal Year	$16,396,250	$5,761,250	$2,450,831
Increase for Change in Fair Value of Outstanding and Unvested Option Awards and Stock Awards Granted in Prior Fiscal Years	$8,122,272	$—	$1,957,634
Increase for Fair Value at Vesting of Option Awards and Stock Awards Granted in Fiscal Year That Vested During Fiscal Year	$—	$—	$—
Increase for Change in Fair Value as of Vesting Date of Option Awards and Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	$1,321,498	$—	$305,369
Deduction for Fair Value as of Prior Fiscal Year-End of Option Awards and Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	$—	$—	$—
Total Adjustments	$13,265,666	$(1,008,750)	$2,744,432
Summary Compensation Table Total	$13,870,354	$7,048,692	$2,658,214
Compensation Actually Paid	$27,136,020	$6,039,942	$5,402,646

(3)
Peer Group Total Shareholder Return (“TSR”) is calculated based on the Russell 2000 Index and the Oilfield Service Index. For additional information, see Part II, Item 5. “Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2025.

Relationship between Compensation Actually Paid disclosed in the Pay Versus Performance table, and other table elements
The increase in the Company’s stock price that contributed to the increased compensation actually paid to the PEOs also drove the increase in the Company’s Total Shareholder Return (TSR) in 2025 versus 2024, 2023, 2022 and 2021. The Company's TSR was also greater than the Peer Group TSR for 2025. While the Compensation Committee considers TSR when evaluating total compensation, compensation for the PEOs and non-PEO NEOs is largely driven by cash generation of the business as measured by EBITDA. Given the capital intensity of the business, we do not use net income as a proxy for the overall performance of the Company.

Other than EBITDA, we did not include any other “Company-Selected Measure” (as described in Item 402(v)) in the Pay Versus Performance table because the most important financial measure used by us to link compensation actually paid to our NEOs to company performance, other than EBITDA, is TSR, which is already required to be disclosed in the table.
Tabular List
The following list represents the most important financial performance measure used by us to link compensation actually paid to our NEOs to company performance, which was only TSR for fiscal year 2024.
TSR and EBITDA
Equity Compensation Plan Information
The following table sets forth certain information as of December 31, 2025 with respect to compensation plans under which equity securities of Solaris are authorized for issuance.

Equity Compensation Plan Information
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights (a) (#)	Weighted- average exercise price of outstanding options, warrants, and rights (b) ($)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c) (#)
Equity compensation plans approved by security holders(1)	1,069,372(2)	$ —(3)	3,707,336(4)
Equity compensation plans not approved by security holders	—	—	—
Total	1,069,372	$—	3,707,336

(1)	Represents the LTIP.
(2)	Reflects securities that may be issued under the LTIP, including performance-based restricted stock units (assuming maximum performance). There are no outstanding stock options granted under the LTIP.
(3)	No outstanding awards granted under the LTIP have an exercise price.
(4)	Reflects securities available to be issued under the LTIP as of December 31, 2025.
Solaris’s only equity compensation plan is the LTIP. The LTIP was approved by Solaris’s stockholders prior to its IPO, and both the First Amendment and Second Amendment to the LTIP were approved by its public stockholders.

CEO Pay Ratio
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Mr. Zartler and Ms. Brock, our Co-Chief Executive Officers.
For 2025, our last completed fiscal year:
•	The median of the annual total compensation of all employees of our company (other than Mr. Zartler and Ms. Brock) was $116,403; and
•
The annual total compensation of Mr. Zartler, as reported in the Summary Compensation Table included above, was $13,870,354 while the annual total compensation of Ms. Brock, as reported in the Summary Compensation Table included above, was $7,048,692. Given that Ms. Brock was appointed as Co-Chief Executive Officer on October 16, 2025, her annualized compensation would have been $7,426,000.

•
Based on this information, for 2025, the ratio of the annual total compensation of Mr. Zartler to the median of the annual total compensation of all employees was reasonably estimated to be 119 to 1 while the ratio of the annual total compensation of Ms. Brock to the median of the annual total compensation of all employees was reasonably estimated to be 64 to 1.

To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of our median employee and our Co-Chief Executive Officers, we took the following steps:
•
We determined that, as of December 31, 2025, our employee population consisted of approximately 468 individuals with all of these individuals located in the United States. This population consisted of our full-time, part-time, and temporary employees.

•
We used a consistently applied compensation measure to identify our median employee by comparing the Total Gross Earnings as reflected in our payroll records for 2025, which included, the amount of salary or wages, bonuses, and compensation received from equity award grants and dividend equivalent rights (DERs).

•
We identified our median employee by consistently applying this compensation measure to all of our employees included in our analysis. Since all of our employees are located in the United States, we did not make any cost of living adjustments in identifying the median employee.

•
With respect to the annual total compensation of Mr. Zartler, we used the amount reported in the “Total” column of our 2025 Summary Compensation Table above. With respect to the annual total compensation of Ms. Brock, we used the amount reported in the “Total” column of our 2025 Summary Compensation Table above and annualized such compensation as appropriate.

DELINQUENT SECTION 16(a) REPORTS
Section 16(a) of the Exchange Act (“Section 16(a)”) requires the Company’s Directors, executive officers and persons who are beneficial owners of more than 10% of the Common Stock to file with the SEC initial reports of ownership and reports of changes in ownership of shares of Common Stock beneficially owned by them. Directors, executive officers and beneficial owners of more than 10% of the Common Stock are also required to furnish the Company with copies of all Section 16(a) reports that they file with the SEC. To the Company’s knowledge, no Director, executive officer or other greater than 10% beneficial owner of either class of our Common Stock failed to timely file with the SEC one or more required reports on Form 3, 4 or 5, for 2025.

REPORT OF THE AUDIT COMMITTEE
Management is responsible for preparing the Company’s financial statements and the principal independent public accountants are responsible for auditing those financial statements. The Audit Committee’s role is to provide oversight of management in carrying out management’s responsibility and to appoint, compensate, retain, and oversee the work of the principal independent public accountants.
During 2025, the Audit Committee periodically reviewed and discussed the Company’s financial statements with Company management and BDO USA, the Company’s independent registered public accounting firm, separately, including matters raised by the independent registered public accounting firm pursuant to the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. The Audit Committee also discussed with the Company’s management and independent registered public accounting firm the evaluation of the Company’s reporting and internal controls undertaken in connection with certifications by the Company’s Co-Chief Executive Officers and Chief Financial Officer pursuant to the Sarbanes-Oxley Act of 2002 in certain of the Company’s filings with the SEC. The Audit Committee reviewed and discussed the audited financial statements with management and such other matters as it deemed necessary and appropriate. This review included a discussion with management of the quality, not merely the acceptability, of the Company’s accounting principles, the reasonableness of significant estimates and judgments, and the clarity of disclosure in the Company’s financial statements, including the disclosures related to critical accounting estimates. The Audit Committee also discussed with BDO USA the matters required to be discussed by the independent registered public accounting firm with the Audit Committee under the applicable requirements of the PCAOB. The Audit Committee also approved the selection of the Company’s independent registered public accounting firm.
The Company’s independent registered public accounting firm provided the Audit Committee with the written disclosures and the letter concerning its independence, as required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning the firm’s independence, and the Audit Committee discussed BDO USA’s independence with them.
Based on the foregoing reviews and discussions, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, as filed with the SEC on February 27, 2026.
This report of the Audit Committee is not “solicitation material” and shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

Solaris Energy Infrastructure, Inc. Audit Committee

Edgar R. Giesinger, Chairman
Laurie H. Argo
M. Max Yzaguirre

February 20, 2026

RATIFICATION OF APPOINTMENT OF THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (PROPOSAL NO. 2)
The Audit Committee of the Board has reappointed BDO USA as the Company’s independent registered public accounting firm to audit the financial statements of the Company for 2026, and, as a matter of good corporate governance, is requesting ratification by the shareholders of the appointment of BDO USA to serve as independent auditors for the fiscal year ending December 31, 2026. The Audit Committee and the Board believe that the continued retention of BDO USA as the Company’s independent registered public accounting firm is in the best interests of the Company and its shareholders. If shareholders do not ratify the selection of BDO USA, the Audit Committee will evaluate the shareholder vote when considering the selection of a registered public accounting firm for the audit engagement for the 2027 fiscal year. In addition, if shareholders ratify the selection of BDO USA as independent auditors, the Audit Committee may nevertheless periodically request proposals from the major registered public accounting firms and as a result of such process may select BDO USA or another registered public accounting firm as our independent auditors.
BDO USA has acted as the Company’s independent registered public accounting firm since 2017 and has performed audits of the Company’s financial statements beginning with fiscal year 2015. Representatives of the firm of BDO USA are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

	2025	2024
Audit Fees	$1,303,875	$1,025,000
Audit-Related Fees	$—	$—
Tax Fees	$—	$—
All Other Fees	$—	$—
Total Fees	$1,303,875	$1,025,000

Audit Fees
The audit fees represent the aggregate fees for professional services rendered by BDO USA for the integrated audits of the Company’s financial statements, reviews of the related quarterly financial statements, the issuances of the 2030 Notes and the 2031 Notes, and services that are normally provided by the independent accountants in connection with statutory and regulatory filings or engagements.
Vote Required
The ratification of the Company’s independent registered public accounting firm requires the affirmative vote of a majority of the voting power of the outstanding shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote. Abstentions have the same effect as votes AGAINST the proposal. Brokers have the authority to exercise their discretion with respect to this proposal if they do not receive instructions from the beneficial owner. If you submit a signed proxy card but do not give voting instructions as to how your shares of Common Stock should be voted, your shares will be voted in accordance with the recommendations of our Board stated in this Proxy Statement.
Recommendation
THE AUDIT COMMITTEE AND THE BOARD OF DIRECTORS RECOMMEND THE STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

ADVISORY, NON-BINDING VOTE TO APPROVE THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS (PROPOSAL NO. 3)
Section 14A(a)(1) of the Exchange Act, which was added to the Exchange Act by Section 951 of the Dodd-Frank Act, affords the stockholders a vote to approve, on a non-binding, advisory basis, the compensation of our Named Executive Officers for the fiscal year ended December 31, 2025 (commonly known as a “say-on-pay vote”). This vote is not intended to address any specific item of compensation and is not a vote on our general compensation policies, compensation of the Board, or our compensation policies as they relate to risk management. Section 14A(a)(2) of the Exchange Act requires us to hold a say-on-pay vote at least once every year (“say-on-frequency”). The next say-on-frequency will take place at the 2029 annual meeting of stockholders.
As described more fully in the “Compensation Discussion & Analysis” section of this Proxy Statement and the accompanying tabular and narrative disclosures, the Company’s compensation policy is designed to attract and retain highly qualified executive officers. The Company’s compensation program seeks to align executive compensation with stockholder value on an annual and long-term basis through a combination of base pay, annual incentives, and certain long-term incentives. Please read the “Compensation Discussion & Analysis” section of this Proxy Statement for additional details on our executive compensation program.
The Board strongly endorses the Company’s executive compensation program and recommends that the stockholders approve on an advisory, non-binding basis, the following resolution:
RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the Company’s Named Executive Officers as described in the proxy statement, including the Compensation Discussion & Analysis section and the tabular and narrative disclosure contained therein.
Vote Required
The approval, on a non-binding basis, of the compensation of our Named Executive Officers requires the affirmative vote of a majority of the voting power of the outstanding shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote. Abstentions will have the effect of a vote AGAINST the proposal. Brokers do not have the authority to exercise their discretion with respect to this proposal if they do not receive instructions from the beneficial owner. Therefore, it is important that you vote your shares by proxy or in person at the Annual Meeting. If you submit a signed proxy card but do not give voting instructions as to how your shares of Common Stock should be voted, your shares will be voted in accordance with the recommendations of our Board stated in this Proxy Statement.
Recommendation
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

OTHER MATTERS
The Board knows of no other matters to be brought before the Annual Meeting. However, if other matters should properly come before the Annual Meeting, it is the intention of each of the persons named in the proxy to vote in accordance with the Board’s recommendations on such matters.

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on May 14, 2026 for shares held directly and by 11:59 p.m. Eastern Time on May 11, 2026 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on May 14, 2026 for shares held directly and by 11:59 p.m. Eastern Time on May 11, 2026 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V87608-P45133 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SOLARIS ENERGY INFRASTRUCTURE, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) William A. Zartler
02) Edgar R. Giesinger
03) A. James Teague

The Board of Directors recommends you vote FOR proposals 2 and 3.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice, Proxy Statement and Annual Report are available at www.proxyvote.com.

V87609-P45133

PROXY
MAY 15, 2026 9:00 AM CDT
THIS PROXY IS SOLICITED ON BEHALF OF
THE BOARD OF DIRECTORS OF
SOLARIS ENERGY INFRASTRUCTURE, INC.

The undersigned hereby appoints William A. Zartler, Amanda M. Brock and Stephan E. Tompsett, and each of them with the power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all shares of Solaris Energy Infrastructure, Inc. common stock which the undersigned is entitled to vote and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of the Company to be held May 15, 2026 or any adjournment thereof, with all powers which the undersigned would possess if present at the Meeting.

THIS PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO SUCH DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES UNDER PROPOSAL 1 AND FOR PROPOSALS 2 AND 3, AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

(Continued and to be marked, dated and signed, on the other side)